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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 ---------------


                                  FORM 8-K/A


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 13, 2001

                             U.S. HOME SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                     0-18291                   75-2922239
(State or other jurisdiction        (Commission               (I.R.S. Employer
      of incorporation)             File Number)          Identification Number)


        750 State Highway 121 Bypass, Suite 170
                   Lewisville, Texas                         75067
         (Address of principal executive offices)          (Zip Code)


      Registrant's telephone number, including area code: (214) 488-6300


                                 U.S. Pawn, Inc.
          (Former name or former address, if changed since last report)


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                                TABLE OF CONTENTS

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Item 2. Acquisition or Disposition of Assets.................................  1

     SUMMARY................................................................   1
     HISTORY................................................................   1
         Introduction.......................................................   1
         The Asset Sale.....................................................   2
         The Merger.........................................................   2
     INFORMATION ABOUT U.S. REMODELERS......................................   4
         General............................................................   4
         History of U.S. Remodelers.........................................   4
         Industry Overview..................................................   5
         Market Positioning.................................................   5
         Business Strategy..................................................   5
         Direct Marketing and Sales.........................................   7
         Purchasing, Material and Installation..............................   7
         Competition........................................................   8
         Seasonality........................................................   8
         Warranties.........................................................   8
         Consumer Loan Financing............................................   8
         Employees..........................................................   9
         Government Regulations.............................................   9
         Properties.........................................................   9
     MANAGEMENT.............................................................  10
         Directors and Executive Officers of the Company After the Merger...  10
         Executive Compensation.............................................  11
         Employment Agreements..............................................  12
     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.........  14
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
         RESULTS OF OPERATIONS OF U.S. REMODELERS...........................  15
         General............................................................  15
         Results of Operations of U.S. Remodelers...........................  16
         Liquidity and Capital Resources of U.S. Remodelers.................  19
ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS...................................  20
     UNAUDITED PRO FORMA FINANCIAL INFORMATION..............................  23
     CONSOLIDATED FINANCIAL STATEMENTS for U.S. Remodelers for years ended
         December 31, 2000, 1999 and 1998...................................  28
     SIGNATURES.............................................................  48
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                                      -i-
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

                                    SUMMARY

         U.S. Home Systems Inc., formerly known as U.S. Pawn, Inc. ("U.S. Pawn") announced on February 13, 2001 it completed a merger (the "Merger") of a newly created subsidiary of the Company with and into U.S. Remodelers, Inc. ("U.S. Remodelers") with U.S. Remodelers surviving as a wholly owned subsidiary of U.S. Home Systems, Inc. The Merger was subject to, among other conditions, the prior sale of U.S. Pawn's pawnshop operations and the settlement of all its liabilities. In connection with the Merger, U.S. Pawn reincorporated in Delaware, changed its name to U.S. Home Systems, Inc., and effected a reverse split of its common stock on the basis of one share for each four shares outstanding. Pursuant to the terms of the Merger, the Company issued 4,045,632 shares (on a post-reverse stock split basis) of common stock to the shareholders of U.S. Remodelers, representing approximately 83% of the Company's outstanding common stock following the Merger. After the reverse stock split, the Company had 4,902,578 shares of common stock outstanding. The Company's stock is traded on the Nasdaq Small Cap Market under its new symbol "USHS".

         The Company's principal offices are now located at 750 State Highway 121 Bypass, Suite 170, Lewisville, Texas 75067, and its telephone number is
(214) 488-6300. As used herein, the term "Company" includes U.S. Home Systems, Inc. and its subsidiaries.

         Except for historical information contained herein, certain matters set forth in this report include forward-looking statements that reflect management's current views with respect to future operating performance, events and ongoing cash requirements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, and include, but are not specifically limited to changes in the economic conditions of the various markets served by the Company and the Company's ability to effectively manage growth and expand its product offerings to include other home improvement products. Readers are cautioned not to place undue reliance on these forward-looking statements.

                                    HISTORY

Introduction

         U.S. Pawn, Inc. was organized as a Colorado corporation on March 18, 1980. U.S. Pawn, Inc. reincorporated in Delaware in February 2001 in connection with the Merger and changed its name to U.S. Home Systems, Inc.

         Prior to the sale of its pawnshop operations on February 1, 2001, the Company was engaged in acquiring, establishing and operating pawnshops that lend money on the security of pledged tangible personal property, a transaction commonly referred to as a "pawn loan". U.S. Pawn received a pawn service charge to compensate it for the pawn loan. Generally, the customer either paid the pawn loan and accrued service charge in full, redeeming the pledged property, or in the event the pledged property was not redeemed, the property was forfeited to U.S. Pawn and became inventory available for sale in the pawnshop.

         As the economy in the United States expanded over the last eight to ten years, the demand for pawnshop services weakened. At the same time, increased competition and the emergence of regional, national and international pawnshop chains has placed a premium on the size and development of economies of scale which result from the operation of a multi-store pawnshop chain. The Company attempted to achieve these economies of scale through the development of new or acquired pawnshops. However, the Company was unable to generate the capital necessary to expand its operations and achieve these economies of scale. The Company's Board of Directors (the "Board") determined that it was in the best interests of the Company's shareholders to discontinue its pawnshop operations, sell the Company's assets and reposition itself in a new business, using the cash generated from the sale of its assets to finance a new business venture.

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The Asset Sale

         On September 29, 2000, the Company entered into an asset purchase agreement to sell substantially all of its assets (the "Asset Sale") to Pawn-One, Inc., a privately held company based in Wheatridge, Colorado. On the same date, the Company entered into a management agreement (the "Management Agreement") under which Pawn-One, Inc. agreed to manage the Company's pawnshop operations beginning October 1, 2000 and until the consummation of the Asset Sale, which was completed on February 1, 2001 (the "Asset Closing Date"). Under the terms of the related agreements, U.S. Pawn received $3,587,000 in cash and $300,000 notes receivable for the assets and assumed liabilities. The notes are personally guaranteed by two officers of Pawn-One.

         U.S. Pawn's Indemnification. U.S. Pawn has agreed to indemnify and hold Pawn-One harmless for a period of 90 days following the Asset Closing Date from any loss, liability, damage, cost or expense (including attorney's fees, expenses, costs of investigation and costs of settlement) (collectively, the "Damages") up to $250,000 in the aggregate arising from or in connection with:
(a) U.S. Pawn's nonpayment or nonperformance of any debts, obligations, or liabilities not expressly assumed by Pawn-One in the Asset Purchase Agreement;
(b) any failure or breach by U.S. Pawn of any representation or warranty, covenant or obligation or undertaking by U.S. Pawn in the Asset Purchase Agreement or any other statement, certificate or other instrument delivered pursuant thereto; (c) any liability that occurs or arises as a result of action or failure to take action by U.S. Pawn or any of its agents or employees prior to the Asset Closing Date; and (d) any liability for any and all claims of any kind and description of employees that relate to their hiring, employment and/or termination by U.S. Pawn, provided that the facts or events giving rise to such claims occurred prior to the Asset Closing Date.

         Pawn-One's Indemnification. Pawn-One has agreed to indemnify and hold U.S. Pawn harmless for a period of 90 days following the Asset Closing Date from any and all Damages up to $250,000 arising from or in connection with: (a) claims or obligations relating to the ownership of the assets subsequent to the Asset Closing Date (except to the extent that such obligation or claim may arise because of the breach of any warranty or representation of U.S. Pawn set forth in the Asset Purchase Agreement); (b) the nonpayment or nonperformance by Pawn-One of the leases assumed by Pawn-One; and (c) any failure or any breach by Pawn-One of any representation or warranty, covenant, obligation or undertaking made by Pawn-One in the Asset Purchase Agreement or any other statement, certificate or other instrument delivered pursuant thereto.

The Merger

         On November 3, 2000, the Company and U.S. Remodelers entered into an agreement and plan of merger (the "Merger" or the "Merger Agreement"). The Merger was subject to, among other conditions, the prior sale of U.S. Pawn's pawnshop operations and the settlement of all its liabilities. On February 13, 2001 (the "Merger Closing Date"), pursuant to the Merger Agreement, a newly created subsidiary of the Company was merged with and into U.S. Remodelers with U.S. Remodelers surviving as a wholly owned subsidiary of the Company. The Merger Agreement specified the number of shares each outstanding share of U.S. Remodelers common stock would be converted into based upon a formula involving the amount of Cash contributed by the Company and an applicable percentage of ownership post-Merger. "Cash" is defined in the Merger Agreement as the actual amount of cash contributed by U.S. Pawn on the Merger Closing Date adjusted for unpaid liabilities and certain other items. Based upon the Cash on the Merger Closing Date, the Company issued 4,045,632 shares (on a post-reverse stock split basis) of common stock to shareholders of U.S. Remodelers, representing approximately 83% of the Company's outstanding common stock following the Merger. Following the Merger, the Company succeeded to the business of U.S. Remodelers (See "Information about U.S. Remodelers").

         Indemnification. The Merger Agreement provides that, notwithstanding any investigation by any party prior to the Merger Closing Date, U.S. Pawn and U.S. Remodelers will indemnify, defend and hold harmless each other and their officers, directors, employees and affiliates from and against all damages of such party, arising from or relating to: (a) any breach of any representation or warranty of the indemnifying party

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made in the Merger Agreement; and (b) any breach of the covenants and agreements made by the indemnifying party in the Merger Agreement. In addition, U.S. Pawn will indemnify, defend and hold harmless U.S. Remodelers and its officers, directors, employees and affiliates from and against all damages arising from or relating to the Asset Sale and the indemnification of U.S. Pawn's officers and directors by U.S. Remodelers. The indemnification obligations contained in the Merger Agreement are subject to the following limitations: (a) no claim will be for a single loss less than $1,000; (b) no amount shall be payable unless and until the aggregate amount of such indemnifiable claims exceed $50,000 in which event the aggregate amount shall be payable solely by the indemnifying party;
and (c) each party's aggregate liability for indemnification will not exceed the lesser of 10% of the aggregate value of the Merger Consideration or $500,000; provided, however, that such aggregate liability limitation and time period shall not apply to any indemnification by U.S. Pawn for contingent liabilities associated with subleases or assignments of the U.S. Pawn leases, the income tax receivable, the $300,000 notes receivable originated in the Asset Sale or for any liabilities associated with the EEOC claims outstanding on the execution date of the Merger Agreement.

         If U.S. Pawn becomes obligated to indemnify U.S. Remodelers with respect to an indemnifiable claim and the amount of liability with respect thereto shall have been finally determined, the Cash shall be adjusted downward by the amount of the indemnifiable claim and the Merger Consideration shall be recalculated accordingly, with U.S. Pawn issuing the resulting additional shares of U.S. Pawn common stock to the holders of U.S. Remodelers common stock as determined at the Merger Closing Date. On the Merger Closing Date, U.S. Pawn delivered to an escrow agent stock certificates of U.S. Pawn common stock representing an aggregate of 10% of the Merger Consideration (the "Escrowed Shares") to be issued to the U.S. Remodelers shareholders as security for U.S. Remodelers indemnification to U.S. Pawn. If U.S. Remodelers becomes obligated to indemnify U.S. Pawn with respect to an indemnifiable claim and the amount of liability with respect thereto shall have been finally determined, the Cash shall be adjusted upward by the amount of the indemnifiable claim and the Merger Consideration shall be recalculated accordingly, with the escrow agent releasing the appropriate number of Escrowed Shares to U.S. Pawn for cancellation; provided, however, that U.S. Remodelers shall be entitled to satisfy the indemnifiable claim by paying the full amount of the claim in cash within ten days of the day on which the amount of liability with respect thereto has been finally determined.

         The Reincorporation. Under the Merger Agreement, U.S. Pawn agreed to reincorporate in Delaware and change its name to U.S. Home Systems, Inc. (the "Reincorporation"). The principal reasons for the Reincorporation are the greater flexibility of Delaware corporate law, the substantial body of case law interpreting that law, and the increased ability of U.S. Pawn to attract and retain qualified directors. The Company believes that its shareholders will benefit from the well-established principles of corporate governance that Delaware law affords. After the Reincorporation, the Company had authorized 30,000,000 shares of $.001 par value common stock and 1,000,000 shares of $.001 par value preferred stock.

         Reverse Stock Split. Pursuant to the Merger Agreement, U.S. Pawn's Board of Directors and shareholders approved a reverse split of U.S. Pawn common stock on the basis of one share for each four shares outstanding while maintaining 30,000,000 shares of common stock authorized for issuance. After giving effect to the reverse stock split, the Asset Sale and the Merger, there were 4,902,578 shares of common stock outstanding.

         In addition to complying with the Merger Agreement, a second purpose for the reverse stock split is to attempt to increase the market price of the Company's common stock in order to continue to meet the minimum requirements for listing of the Company's common stock on the Nasdaq SmallCap Market System (the "Nasdaq"). The Company's common stock has been traded on the Nasdaq since June 1989. One of the several requirements of Nasdaq for continued listing on Nasdaq is maintaining a market price of at least $4.00 per share. In a letter to the Company dated January 19, 2001, Nasdaq indicated that the Company's announced sale of substantially all of its assets to Pawn-One and the Merger, (together, the "Transaction") constitute a change in control and a change in business of the Company and, as a result, the Company is required to submit a new application and meet the Nasdaq Small Cap Market initial listing requirements. Nasdaq also indicated that, following the Transaction, the Company would not meet the initial listing requirements and therefore the

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Company's listing would be terminated on consummation of the Transaction. On
January 24, 2001, the Company filed a new listing application and on January 25, 2001 appealed the Nasdaq delisting determination and requested a hearing before the Nasdaq Listing Qualifications Panel (the "Panel"). The Company's request for a hearing has stayed the delisting of its securities pending the Panels' decision. The Company met with the Panel on March 8, 2001. On April 3, 2001, the Panel advised the Company that it had approved the continued listing of the Company's common stock on the Nasdaq SmallCap Market. The Company was further advised that the Nasdaq Listing and Hearing Review Council may review the Panel's decision and could affirm, modify, reverse, dismiss or remand the Panel's decision.

         Election of Board of Directors. Under the Merger Agreement, the prior U.S. Pawn Board of Directors was replaced with five nominees of U.S. Remodelers. See "Directors and Executive Officers of the Company After the Merger."

                       INFORMATION ABOUT U.S. REMODELERS

General

         U.S. Remodelers is engaged, through direct consumer marketing, in the design, sales, manufacture and installation of custom quality specialty home improvement products. U.S. Remodelers' current product lines include kitchen cabinet refacing and countertop products utilized in kitchen remodeling, bathroom refacing and related products utilized in bathroom remodeling, and vinyl replacement windows. U.S. Remodelers presently operates sales and installation centers in 13 major metropolitan areas in the United States and manufactures its own cabinet refacing, custom countertops and bathroom cabinetry products in its Virginia-based manufacturing facility.

         Kitchen cabinet refacing is a remodeling technique in which existing cabinetry framework is retained but all exposed surfaces are changed. Under U.S. Remodelers' cabinet refacing system, doors, drawers, drawer fronts and drawer boxes are replaced, and all exposed cabinet surfaces are covered with matching laminate. In addition, laminate and solid surface countertops, matching valances, molding, replacement sinks, faucets, cabinet drawer boxes, add-on or replacement cabinets, space organizers, lazy susans and slide-out shelving can be provided by U.S. Remodelers. U.S. Remodelers' bathroom remodeling products include acrylic tub liners and wall surrounds, vanity cabinetry refacing and replacement vanity cabinets, bowls, faucets, commodes and shower doors. U.S. Remodelers purchases vinyl replacement windows and bathroom shower doors, acrylic tub liners and wall surround products from unaffiliated suppliers.

         U.S. Remodelers conducts a substantial portion of its direct consumer marketing under the trademarks and service marks "CENTURY 21(SM) Cabinet Refacing" and "CENTURY 21(SM) Home Improvements" under license agreements with TM Acquisition Corp. ("TMAC") and HFS Licensing Inc. ("HFS") subject to a master license agreement between Century 21 Real Estate Corporation, TMAC and HFS. The license agreements with TMAC and HFS provide for terms of 10 years, ending in 2007. Both agreements give U.S. Remodelers the right to market, sell and install certain home improvement products in specific geographical territories under the trademark and service mark "CENTURY 21(SM) Cabinet Refacing" and "CENTURY 21(SM) Home Improvements". The license agreements provide for the payment of license fees to the licensor based upon a percentage of related contract revenues. U.S. Remodelers also conducts its business under the name "Facelifters(TM)" in certain territories.

History of U.S. Remodelers

         U.S. Remodelers was organized on January 23, 1997 under the laws of the State of Delaware, and commenced operations on January 27, 1997 when it leased selected operating assets from Facelifters Home Systems, Inc. ("Facelifters"), a wholly owned subsidiary of AMRE, Inc. (collectively "AMRE"). AMRE, in January 1997, was subject to a Chapter 11 proceeding under the United States Bankruptcy Code. Facelifters had been a manufacturer, marketer and installer of kitchen cabinet refacing products. On April 3, 1997, U.S. Remodelers acquired the assets that it had formerly leased from Facelifters and assumed certain lease obligations related to the equipment and facilities. On November 23, 1997, U.S. Remodelers purchased certain

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assets and assumed certain liabilities of Reunion Home Services, Inc. and
Kitchen Master, Inc. (collectively "Reunion"), manufacturers, marketers and installers of kitchen cabinet refacing products.

Industry Overview

         According to industry publications, consumers spent an estimated $120 billion on home improvement projects in 1999, a 7% increase from 1998, including $35 billion for kitchen remodeling, $15 billion for bathroom remodeling and $7 billion for replacement windows. Based upon industry publications, management believes that expenditures for home improvements will continue to grow at 5%-7% per annum as a result of: (a) an aging housing inventory in the United States;
(b) an expected consistent rate of existing home sales; and (c) aging baby-boomers who are attaining the prime remodeling age. Households in which the homeowners are age 40 or older account for approximately 60% of remodeling projects. U.S. Remodelers principally serves a target group of middle-market customers who customarily spend between $5,000 and $15,000 on their remodeling projects.

         The remodeling industry is highly fragmented, and management believes that there are more than 200,000 companies registered as remodeling businesses nationwide. According to Qualified Remodeler, a leading industry publication, there are fewer than 60 remodeling companies in the industry that generate annual revenues in excess of $10 million, and only three companies that generate annual revenues in excess of $100 million.

Market Positioning

         U.S. Remodelers has principally operated in a niche segment of the kitchen remodeling industry known as cabinet refacing, and U.S. Remodelers believes that it is the largest single seller of cabinet refacing in the United States. U.S. Remodelers added vinyl replacement windows to its product lines in January 1999 and bathroom remodeling products in February 2000. U.S. Remodelers has sales and installation centers located in 13 major metropolitan areas in the United States and manufactures its own cabinet refacing, custom countertops and bathroom cabinetry products in its Virginia-based, 70,000 square feet manufacturing facility.

         U.S. Remodelers provides its customers with a full range of services, including in-home design, professional installation, access to third party financing and post-sale service. U.S. Remodelers currently engages approximately 100 sales professionals and has agreements with over 100 subcontractors for installation and post-sale services. U.S. Remodelers also has agreements with financing providers that offer a convenient means of providing secured and unsecured financing to U.S. Remodelers' customers. Management believes that consumers will increasingly demand the conveniences of professional design, financing, and professional installation from a full service company with a trusted brand name.

         U.S. Remodelers is permitted to market, sell and install kitchen and bathroom remodeling products and replacement windows in specific geographic territories using the service marks and trademarks "CENTURY 21(SM) Cabinet Refacing" and "CENTURY 21(SM) Home Improvements" under license agreements with TMAC and HFS. The license agreements provide U.S. Remodelers with a major national brand name. U.S. Remodelers also conducts its business under the name "FaceliftersTM" in certain territories.

Business Strategy

         The Company's objective is to become an industry leader as a specialty-product home improvement business. Management plans to accomplish this objective through a combination of acquisitions and organic growth, deeper market penetration through expansion of its product offering, cross selling, increasing its channels of distribution, and providing its customers with financing for their home improvement projects. The Company's strategy includes:

         Acquisition-Driven Growth. Management believes that, due to its highly fragmented nature, the remodeling industry is a candidate for consolidation. The industry is characterized by a proliferation of small local competitors, need for growth capital, and a potential for large economies of scale. Management believes

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that a substantial consolidation opportunity exists and intends to acquire related and complimentary businesses, using a combination of cash, debt and securities as consideration. Acceptable acquisition candidates are expected to provide the Company with: (a) entry into markets not currently served by the Company; (b) additional products and services that can be offered to the consumer; (c) additional distribution channels for its products and services;
(d) increased customer lead generation capabilities; and/or (e) synergies of manufacturing and information systems technology and/or marketing and sales expertise. Target acquisition candidates will be leaders in their respective local or regional markets.

         The Company intends that the owners of each acquired business will have tactical responsibility for day-to-day business unit operations and will participate in a performance-based compensation plan that will reward exceptional performance. The Company plans to leverage its marketing and sales expertise, as well as its manufacturing, warehousing, installation, distribution and financing infrastructure to maximize cost savings and the integration of acquisitions. Management will employ "best practices" and will upgrade its information systems to maximize information sharing and elimination of redundant operations. Additionally, management intends to leverage its acquisitions by utilizing its purchasing power and size to gain volume discounts on materials, advertising, printing costs, telecommunications and other operations-related expenses.

         Geographic Expansion. The Company intends to establish sales and installation offices in approximately 10 new geographic markets over the next 36 months. The decision to enter into a particular market will be based upon: (a) the size of the target market; (b) the demographic make-up within the target market; (c) existing competition; and (d) the availability of sales personnel and contractors.

         Broaden Product Offerings. The Company intends to broaden its product offering to include a wider array of home improvement products and related home services primarily through its consolidation strategy. Additional products include, but are not limited to, replacement kitchens and room enclosures. The Company plans to target middle-market customers who plan to spend between $5,000 and $20,000 on their remodeling project.

         Broad Array of Services. The Company provides its customers with a full range of services, including in-home design, professional installation, access to third party financing and post-sale service. Management believes a significant market opportunity exists in the specialty home improvement business for a one-stop, full-service remodeling company. The market is primarily served by small home improvement contractors who typically do not offer in-home design or access to financing, or large home center retailers, including Sears, Home Depot and Lowes, some of which offer similar products and services directly to consumers or through licensees, or recommend other contractors to complete installations. Management believes that its emphasis on providing consumers with a full-service remodeling company distinguishes the Company from its principal competitors. Management believes that the value-added services that it can provide to consumers results in higher selling efficiencies and greater customer satisfaction.

         Cross-Selling. The Company will utilize its proprietary information systems to build a database of customers that will be targets for all of its remodeling products. By building this database, management believes it will be able to increase revenues through cross-selling different remodeling products to existing customers, as well as re-marketing past customer prospects, thus permitting the Company to increase its "share of the customer" as well as it's "share of the market".

         Leverage Existing and Future Brands - Increase Distribution Channels. The Company offers an array of professionally installed home improvement products under its existing brand names. The Company plans to leverage its national CENTURY 21(TM) Home Improvement brand through its acquisitions, and to seek additional national and regional brand sponsors, including strategic alliances with industry retailing outlets.

         Customer Financing. The Company plans to acquire, or enter into an arrangement with, a financing company that will provide U.S. Remodelers' customers with an easy and affordable financing facility, as well as provide the Company with a substantial ongoing revenue stream in the form of fees or interest income throughout the life of the customer's loan. Approximately 65% of U.S. Remodelers' customers finance their home improvement projects through third party financing sources, generating substantial interest income and loan origination revenues for the financing companies. In addition, the Company plans to extend this service to customer's of third-party contractors in which case the Company would also earn ongoing revenues from these sources in the form of fees or interest income throughout the life of the customer's loan.

         Internet Strategy. The Company is in the process of updating its Internet site which will: (a) permit customers to do preliminary in-home design;
(b) afford customers the opportunity to obtain credit pre-approval; (c) generate customer leads for its sales force; (d) post a dynamic listing of employment opportunities; and (e) create a general information site for the Company's customers, vendors and shareholders.

Direct Marketing and Sales

         U.S. Remodelers' principal marketing activities are conducted through a variety of media sources including television, direct mail, marriage mail, magazines, newspaper inserts and telemarketing. U.S. Remodelers maintains a call-center in Boca Raton, Florida at which it receives in-bound calls in response to its media advertising and makes outbound calls to selected prospects. U.S. Remodelers' call-center personnel follow prepared scripts and schedule in-home sales presentations. Outbound calls are made to homeowners whose demographic profile fall within certain criteria, including age and income of the homeowner, home value, age of home and length of residency. To maintain the efficiency of its marketing, U.S. Remodelers uses its internally developed computer software to monitor responses and sales.

         Direct sellers are used as sales representatives. Direct sellers utilize U.S. Remodelers' in-home sales presentation and sales kit, which includes a presentation book, photos, video materials, sample products and other sales materials. On a daily basis, scheduled appointments are sent from U.S. Remodelers' call-center to the local sales centers. U.S. Remodelers typically schedules two appointments per salesperson per workday, and each salesperson is required to report the result of each appointment on a daily basis. Most sales result from the initial in-home presentation. Results of in-home presentations are tabulated on a daily basis. Such information provides data upon which U.S. Remodelers evaluates each direct seller's performance in such areas as sales as a percentage of in-home presentations, cancellation rates and average dollar amounts of sales.

Purchasing, Material and Installation

         Kitchen Cabinet Refacing, Custom Countertops and Cabinets. U.S. Remodelers manufactures cabinet fronts, countertops, and cabinets that are faced with high-pressure laminate or thermofoil in its 70,000 square feet manufacturing facility in Charles City, Virginia. U.S. Remodelers has acquired "state-of-the-art" equipment enabling U.S. Remodelers to manufacture thermofoil cabinet doors and drawer fronts. Raw materials used in the manufacturing and installation process, including solid surface countertops, are purchased from several suppliers at prices that are negotiated periodically. Management believes such materials are available from numerous suppliers at competitive prices.

         Replacement Windows and Bathroom Refacing Products. U.S. Remodelers purchases vinyl replacement windows and bathroom shower doors, acrylic tub liners and wall surround products from unaffiliated suppliers. U.S. Remodelers negotiates purchase prices periodically. Management believes such materials are available from numerous suppliers at competitive prices.

         Installations. Generally, within one week after a sales agreement is entered into, the customer's kitchen, bathroom or replacement windows are measured pursuant to U.S. Remodelers' specified procedures. Measurements are entered on systematized forms to facilitate manufacturing at which time cabinet refacing product orders are forwarded to U.S. Remodelers' manufacturing facility in Charles City, Virginia, while replacement window and bathroom orders are sent to the appropriate supplier. Products are usually ready for shipment within two to four weeks after receipt of an order. If necessary, replacement or service parts are usually shipped within five working days after U.S. Remodelers receives a request. Installation, which generally occurs approximately 55 days after the agreement is signed, is performed by skilled contractors and is usually completed within three to five days.

         Except for some warranty and other service work, contractors perform all of U.S. Remodelers' installations. Contractors employ their own personnel and are required to maintain their own vehicles, equipment, tools, licenses, workers compensation coverage and general liability insurance. Contractors assume full financial risk in their performance of an installation and enter into a written agreement with U.S. Remodelers upon meeting U.S. Remodelers' qualifications. Contractors obtain a work order, which specifies all work to be performed pursuant to the sales agreement, and materials at U.S. Remodelers' branch office. Installations are generally completed within three to five workdays, at which time the contractor obtains a certificate of completion from the customer and returns all documentation and excess materials to U.S. Remodelers. The contractor is paid by U.S. Remodelers upon satisfactory completion of each job, at which time U.S. Remodelers receives an invoice for services from the contractor. Fees paid by U.S. Remodelers to the contractor for an installation are based upon an amount negotiated between U.S. Remodelers and the contractor. When new construction and remodeling are on the rise, recruiting of contractors becomes more challenging. U.S. Remodelers believes it is competitive and that there are an adequate number of qualified contractors available to U.S. Remodelers to satisfy anticipated needs.

Competition

         The remodeling industry is highly fragmented, and management believes that there are more than 200,000 companies registered as remodeling businesses nationwide. According to Qualified Remodeler, a leading industry publication, there are fewer than 60 remodeling companies in the industry that generate annual revenues in excess of $10 million, and only 3 companies that generate annual revenues in excess of $100 million.

         Although U.S. Remodelers believes it is one of the largest enterprises engaged in the direct marketing of in-home sales and installation of kitchen cabinet and bathroom refacing products, U.S. Remodelers competes with numerous contractors in each of its 13 geographic territories, with reputation, price, workmanship and services being the principal competitive factors. U.S. Remodelers provides its customers with a full range of services, including in-home design, professional installation, access to third party financing and post-sale service. The market is primarily served by small home improvement contractors who typically do not offer in-home design or access to financing, or large home center retailers, including Sears, Home Depot and Lowes, some of which offer similar products and services directly to consumers or through licensees, or recommend other contractors to complete installations.

Seasonality

         U.S. Remodelers' business is subject to seasonal fluctuations and extreme winter weather conditions. In addition, recruiting of contractors to perform U.S. Remodelers' installation becomes more difficult when new construction and remodeling is on the rise.

Warranties

         U.S. Remodelers provides each customer with a 12-month limited warranty covering defective materials and workmanship and an extended limited warranty of between two to five years on its materials. U.S. Remodelers requires its contractors to correct defective workmanship for a 12-month period. To date, U.S. Remodelers has not experienced significant warranty claims.

Consumer Loan Financing

         U.S. Remodelers' customers pay for their home improvement products and services upon completion of the work. Payments are made in cash, on MasterCard, Visa or Discovery cards, or by third party financing, primarily a revolving unsecured line of credit, arranged by U.S. Remodelers. Third party financing pays for approximately 65% of U.S. Remodelers' business. In most third-party lender transactions, the customer executes a revolving credit agreement with the lender and the lender pays U.S. Remodelers on completion of the installation. In some of these transactions, the third-party lender discounts the contract price to U.S.

Remodelers to offset the lenders credit risk. U.S. Remodelers' risk is limited to its normal representations and warranties regarding material and workmanship.

Employees

         At December 31, 2000, U.S. Remodelers either employed or had representing its products, on a full or part-time basis, approximately 350 associates, including 140 telemarketing employees, 100 direct sellers, 50 manufacturing employees, and 60 management and administrative personnel. In addition, U.S. Remodelers has working arrangements with over 100 independent contracting companies. U.S. Remodelers believes that labor relations with its employees have been good in the past and does not expect this relationship to change.

Government Regulations

         Generally, U.S. Remodelers' activities and the activities of its direct sellers and contractors are subject to various federal and state laws and regulations and municipal ordinances relating to, among other things, in-home sales, consumer financing, advertising, the licensing of home improvement contractors, and zoning regulations. U.S. Remodelers' operations are also subject to a Federal Trade Commission rule, which provides for a "cooling off" period for in-home sales. This rule requires an in-home seller to inform the buyer of his right to cancel the transaction at any time prior to midnight of the third business day after the date of the sales transaction. Many states have (but the states in which U.S. Remodelers currently conducts retail business have not) supplemented this rule by extending the time period in which the buyer may cancel. U.S. Remodelers has procedures designed to comply with such laws and regulations.

Properties

         All of U.S. Remodelers' facilities are leased, and in most cases, management expects that leases currently in effect will be renewed or replaced by other leases of a similar nature and term. At October 10, 2000 U.S. Remodelers had under lease 12 sales offices, one call-center and its corporate headquarters. U.S. Remodelers' manufacturing facility at Charles City, Virginia is under a capital lease with a 15-year lease term and an option to purchase the property at the end of the lease term for nominal consideration. Pursuant to the terms of this lease, U.S. Remodelers also has a right of first refusal to purchase certain adjacent land. All of U.S. Remodelers' leases, other than the Charles City, Virginia facility, are for terms of five years or less. U.S. Remodelers' leased properties are:

                       Location                         Purpose
               -----------------------       -----------------------------
               Lewisville, Texas             Corporate Headquarters
               Boston, Massachusetts         Sales and installation center
               Chicago, Illinois             Sales and installation center
               College Point, New York       Sales and installation center
               Cleveland, Ohio               Sales and installation center
               Delran, New Jersey            Sales and installation center
               Denver, Colorado              Sales and installation center
               Detroit, Michigan             Sales and installation center
               Lanham, Maryland              Sales and installation center
               Long Island, New York         Sales and installation center
               Los Angeles, California       Sales and installation center
               Minneapolis, Minnesota        Sales and installation center
               Rockaway, New Jersey          Sales and installation center
               Boca Raton, Florida           Call-center
               Charles City, Virginia        Manufacturing

                                   MANAGEMENT

Directors and Executive Officers of the Company After the Merger

         In connection with the Asset Sale and the Merger, on January 12, 2001 the shareholders of the Company elected a new Board Of Directors effective as of the Merger Closing Date. The following table sets forth certain information as to the individuals who were elected to the Company's Board of Directors as well as the executive officers of the Company following the Merger. Each director and executive officer of the Company also holds the same position with U.S. Remodelers, a wholly-owned subsidiary of the Company.

              Name               Age                         Position(s)                         Director Since
 -----------------------------  ------  ---------------------------------------------------- -----------------------
Murray H. Gross                   62    President, Chief Executive Officer,                      February 13, 2001
                                        and Chairman of the Board of Directors, and Director
Peter T. Bulger                   41    Vice President and Chief Operating Officer
Steven L. Gross                   38    Vice President - Marketing
Robert A. DeFronzo                45    Chief Financial Officer, Secretary and Treasurer
David A. Yoho(2)                  72    Director                                                 February 13, 2001
Ronald I. Wagner(1)               53    Director                                                 February 13, 2001
Charles D. Maguire, Jr.(1)        41    Director                                                 February 13, 2001
D.S. Berenson(2)                  35    Director                                                 February 13, 2001

------------------------

(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

         Murray H. Gross was elected to the Company's Board of Directors on January 12, 2001. Following the Merger, Mr. Gross serves as Chairman of the Board of Directors, President and Chief Executive Officer of the Company. Mr. Gross has been President, Chief Executive Officer, and a director of U.S. Remodelers since its inception in January 1997. He has been in the home improvement industry for over 38 years. In 1963, Mr. Gross founded Busy Beaver Remodelers, a subsidiary of Busy Beaver Home Centers, a Pittsburgh, Pennsylvania home center chain. He served as Executive Vice President at Busy Beaver Remodelers from 1963 until 1979 and as President from 1979 until 1981. From August 1981 to September 1983, Mr. Gross was employed at Home Craftsman Company in Dallas, Texas; and from September 1983 to January 1987, he served as Executive Vice President, Chief Operating Officer and Director. Mr. Gross joined Facelifters in April 1987 as Vice President and Director. He became President and Chief Operating Officer in January 1990. Facelifters was acquired by AMRE in April 1996 and Mr. Gross became Vice President and served as a director of AMRE until January 1997. AMRE sought protection under federal bankruptcy laws in January 1997. Mr. Gross attended the University of Pittsburgh from 1957 to 1960. Mr. Gross is the father of Steven L. Gross.

         Peter T. Bulger has been a Vice President of U.S. Remodelers since January 1997 and has served as U.S. Remodelers' Chief Operating Officer since June 8, 1998. Following the Merger, Mr. Bulger serves as Vice President and Chief Operating Officer of the Company. He has been in the home improvement industry for over 16 years. Mr. Bulger began his sales management career with a division of Reynolds Aluminum where he became a Branch Manager in 1984. In November 1991, he joined Facelifters as a Sales Representative and in March 1992, he became a Branch Sales Manager. Mr. Bulger was promoted to Regional Sales Manager in June 1993, and in December 1993, he was promoted to Vice President of Sales. He held that position until Facelifters was acquired by AMRE in April 1996. At that time, he became Vice President Sales of the Cabinet Division, a position he held with AMRE until January 1997. Mr. Bulger earned a B.S. degree in 1982 from Russell Sage College, Troy, New York.

         Steven L. Gross has been Vice President of Marketing of U.S. Remodelers since it inception in January 1997. Following the Merger, Mr. Gross serves as Vice President of Marketing of the Company. He has been in the home improvement industry for over 15 years. Mr. Gross began his career at Home Craftsman Company in 1985 as Director of Telemarketing. In 1987, he joined Diamond Window Systems and in 1989 he joined Facelifters as Director of Marketing. In April 1993, he was promoted to Vice President of Marketing. After the acquisition of Facelifters by AMRE in April 1996, Mr. Gross became Director of Telemarketing and held this position until January 1997. Steven L. Gross is the son of Murray H. Gross.

         Robert A. DeFronzo joined U.S. Remodelers in December 1997 as Chief Financial Officer, Secretary and Treasurer after the acquisition of Reunion Home Services, Inc. where he was Chief Financial Officer. Following the Merger, Mr. DeFronzo serves as Chief Financial Officer, Secretary and Treasurer of the Company. He has been in the home improvement industry since 1990. Mr. DeFronzo began his career in 1976 as an auditor. In 1979, he joined General Instrument Corporation as Components Group Financial Analyst and held several financial positions during his tenure. In January 1989, after a leveraged buyout of the Clare Division of General Instrument Corp., Mr. DeFronzo became Assistant Treasurer and Assistant Controller of C. P. Clare Corporation. In November 1990, he joined AMRE as Cabinet Division Controller. Mr. DeFronzo was promoted in 1992 to Corporate Controller and remained in that capacity until February 1997. He became Chief Financial Officer of Reunion Home Services, Inc. in February 1997. Mr. DeFronzo holds an accounting degree from Illinois State University and an MBA in Finance from Roosevelt University, Chicago, Illinois.

         David A. Yoho was elected to the Company's Board of Directors on January 12, 2001. He has served as a director of U.S. Remodelers since shortly after its inception in January 1997. Mr. Yoho is the past president of a conglomerate which he founded in the late fifties. Among his numerous holdings was the largest home improvement company in the United States. As a consultant, he has represented most fortune 500 companies. He has written a best selling book and is an award winning lecturer. Mr. Yoho is President of Dave Yoho Associates, a major consulting firm active in turnarounds, mergers and acquisitions. He holds multiple degrees from Temple University.

         Ronald I. Wagner was elected to the Company's Board of Directors on January 12, 2001. He has served as a director of U.S. Remodelers since December 1997. Mr. Wagner has been in the home improvement industry for 25 years. In 1975, Mr. Wagner founded Save-a-Kitchen, and in 1980 founded a related company, Cabinet Magic, Inc., both kitchen cabinet refacing companies. In 1988, following the sale of the operations of Cabinet Magic, Inc. to AMRE, Mr. Wagner joined that company as President - Cabinet Division and Senior Vice President. Mr. Wagner was promoted to Chairman and Chief Executive Officer in 1990, and remained in this capacity until his retirement in December 1995. In January 1997, Mr. Wagner came out of retirement and founded Reunion.

         Charles D. Maguire, Jr. was elected to the Company's Board of Directors on January 12, 2001. He has served as a director of U.S. Remodelers since May 1998. Mr. Maguire was a partner in the Dallas, Texas office of the law firm of Jackson Walker L.L.P. Mr. Maguire practiced with Jackson Walker L.L.P. from 1983 until he joined the Denver law firm of Holme Roberts & Owen L.L.P. in February 2000.

         D.S. Berenson was elected to the Company's Board of Directors on January 12, 2001. Mr. Berenson is a member of the Washington, D.C. law firm of Johanson Berenson LLP. Mr. Berenson has been engaged in the practice of law for the past ten years. Mr. Berenson serves as general and special counsel to multi-national banks, consumer lenders, remodeling contractors and mortgage companies, specializing in a range of business and corporate matters.

Executive Compensation

         The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities for U.S. Remodelers to its Chief Executive Officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the referenced periods. All other compensation related tables required to be reported have been omitted as there has been no applicable compensation awarded to, earned by or paid to any of U.S. Remodelers' executive officers in any fiscal year to be covered by such tables.

                           Summary Compensation Table

                                                                                                    Other Annual
                                                                      Annual Compensation          Compensation(1)
                                                                -------------------------------- --------------------
                          Name/Title                                 Year            Salary             Bonus
--------------------------------------------------------------- ---------------- --------------- --------------------
Murray H. Gross, President and Chief Executive Officer               1998           $200,000           $21,500
                                                                     1999           $220,000           $18,639
                                                                     2000           $220,000           $63,365

Peter T. Bulger, Vice President and Chief Operating Officer          1998           $150,000           $22,590
                                                                     1999           $175,000           $15,870
                                                                     2000           $180,000           $50,365

Steven L. Gross, Vice President - Marketing                          1998           $100,000           $18,828
                                                                     1999           $115,000           $13,225
                                                                     2000           $120,000           $41,965

Robert A. DeFronzo,  Chief  Financial  Officer,  Secretary and       1998           $ 92,660           $ 4,760
Treasurer                                                            1999           $100,000           $ 6,095
                                                                     2000           $105,000           $35,230
--------------------

(1) The referenced individuals received personal benefits in addition to salary and bonuses. The aggregate amount of such personal benefits, however, did not exceed the lesser of $50,000 or 10% of their total annual salary and bonus.

Employment Agreements

         The Company has employment agreements with each of Murray H. Gross, Peter T. Bulger, Steven L. Gross and Robert A. DeFronzo.

         The Company's employment agreement with Murray H. Gross is for a one year initial term with an annual salary of $250,000; provided, that six months prior to the first anniversary of the employment agreement, and each anniversary thereafter, the employment agreement will automatically be extended for an additional year unless the Company notifies Mr. Gross of its intent not to extend the agreement. In the event that Mr. Gross' employment agreement is terminated by the Company for cause or by Mr. Gross without good reason (as defined therein), Mr. Gross will not be entitled to severance pay. In the event the Company terminates Mr. Gross without cause (as defined therein), Mr. Gross will be entitled to severance pay equal to one year's salary. Notwithstanding the foregoing, if Mr. Gross' employment with the Company is terminated following a change in control of the Company (as defined therein) (i) by the Company for any reason within five years of such change in control or (ii) by Mr. Gross within one year of such change in control, then Mr. Gross is entitled to severance pay equal to one year's salary. Mr. Gross is entitled to receive bonuses and other incentive compensation made generally available to the executive employees of the Company.

         The Company's employment agreement with Peter T. Bulger is for a one year initial term with an annual salary of $210,000; provided, that six months prior to the first anniversary of the employment agreement, and each anniversary thereafter, the employment agreement will automatically be extended for an additional year unless the Company notifies Mr. Bulger of its intent not to extend the agreement. In the event that Mr. Bulger's employment agreement is terminated by the Company for cause or by Mr. Bulger without good reason (as defined therein), Mr. Bulger will not be entitled to severance pay. In the event the Company terminates Mr. Bulger without cause (as defined therein), Mr. Bulger will be entitled to severance pay equal to one year's salary. Notwithstanding the foregoing, if Mr. Bulger's employment with the Company is terminated following a change in control of the Company (as defined therein) by the Company for any reason within five years of such change in control, then Mr. Bulger is entitled to severance pay equal to one year's salary. Mr. Bulger is entitled to receive bonuses and other incentive compensation made generally available to the executive employees of the Company.

         The Company's employment agreement with Steven L. Gross is for a one year initial term with an annual salary of $140,000; provided, that six months prior to the first anniversary of the employment agreement, and each anniversary thereafter, the employment agreement will automatically be extended for an additional year unless the Company notifies Mr. Gross of its intent not to extend the agreement. In the event that Mr. Gross' employment agreement is terminated by the Company for cause or by Mr. Gross without good reason (as defined therein), Mr. Gross will not be entitled to severance pay. In the event the Company terminates Mr. Gross without cause (as defined therein), Mr. Gross will be entitled to severance pay equal to one year's salary. Notwithstanding the foregoing, if Mr. Gross' employment with the Company is terminated following a change in control of the Company (as defined therein)by the Company for any reason within five years of such change in control, then Mr. Gross is entitled to severance pay equal to one year's salary. Mr. Gross is entitled to receive bonuses and other incentive compensation made generally available to the executive employees of the Company.

         The Company's employment agreement with Robert A. DeFronzo is for a one year initial term with an annual salary of $120,000; provided, that six months prior to the first anniversary of the employment agreement, and each anniversary thereafter, the employment agreement will automatically be extended for an additional year unless the Company notifies Mr. DeFronzo of its intent not to extend the agreement. In the event that Mr. DeFronzo's employment agreement is terminated by the Company for cause or by Mr. DeFronzo without good reason (as defined therein), Mr. DeFronzo will not be entitled to severance pay. In the event the Company terminates Mr. DeFronzo without cause (as defined therein), Mr. DeFronzo will be entitled to severance pay equal to six month's salary. Notwithstanding the foregoing, if Mr. DeFronzo's employment with the Company is terminated following a change in control of the Company (as defined therein) by the Company for any reason within five years of such change in control, then Mr. DeFronzo is entitled to severance pay equal to his annual salary. Mr. DeFronzo is entitled to receive bonuses and other incentive compensation made generally available to the executive employees of the Company.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information at March 19, 2001 regarding the beneficial ownership of Common Stock of: (a) each person or group known by U.S. Home Systems, Inc. to beneficially own 5% or more of the outstanding shares of the Common Stock; (b) each of the directors and executive officers of U.S. Home; and (c) all executive officers and directors of U.S. Home as a group. Unless otherwise noted, the person named below have sole voting and investment power with respect to the shares shown as beneficially owned by them, and the address of the beneficial owner identified below is: c/o U.S. Home Systems, Inc., 750 State Hwy. 121 Bypass, Suite 170, Lewisville, Texas 75067.

                                                                           Shares of          Percentage of Shares
                                                                         Common Stock           of Common Stock
Name of Beneficial Owner                                              Beneficially Owned       Beneficially Owned
------------------------------------------------------------------   ----------------------  -----------------------
About Face Limited                                                             640,300                    13.1%
Murray H. Gross(1)                                                             640,300                    13.1%
Peter T. Bulger(2)                                                             266,041                     5.4
Gross Family Trust                                                             203,839                     4.2
Steven L. Gross(3)                                                             203,839                     4.2
Kiernan Family Trust(4)                                                        257,909                     5.3
David L. Moore(5)                                                              335,282                     6.8
David A. Yoho Revocable Trust dated January 19, 1995 or
  any successor trustee                                                        309,491                     6.3
David A. Yoho(6)                                                               309,491                     6.3
Ronald I. Wagner(7)                                                            698,097                    14.2
Robert A. DeFronzo(8)                                                           44,939                     0.9
Mark Honigsfeld Revocable Living Trust dated March 27,
  1996(9)                                                                      286,891                     5.9
Mark Honigsfeld(10)                                                            408,259                     8.3
Charles D. Maguire, Jr.                                                             --                      --
D.S. Berenson                                                                       --                      --
Directors and Officers as a group(11)                                        2,162,707                    44.1

____________________
(1) Includes 640,300 shares of Common Stock held by About Face Limited, a family limited partnership in which Murray H. Gross, President and CEO of U.S. Home, is the president of the general partner.
(2)  Common Stock held by Peter T. Bulger, Vice President and COO of U.S. Home.
(3) Includes 203,839 shares of Common Stock held by Gross Family Trust, of which Steven L. Gross, Vice President of Marketing of U.S. Home, is the trustee.
(4) Gregory Kiernan is grantor of this irrevocable trust. Mr. Kiernan is neither a trustee nor a beneficiary of the trust and disclaims any beneficial interest in the trusts' Common Stock. Vera Kiernan, the spouse of Gregory Kiernan, is the Trustee of this trust.
(5) Includes 232,118 shares of Common Stock owned by Mr. Moore individually and 103,164 shares held by Garden State Exterior Remodeling, Inc. of which Mr. Moore is Chairman and CEO.
(6) Includes 309,491 shares of Common Stock held by the David A. Yoho Revocable Trust dated January 19, 1995 (the "Yoho Trust") of which Mr. Yoho, Director of U.S. Home, is the trustee.
(7)  Common Stock held by Ronald I. Wagner, Director of U.S. Home.
(8)  Common Stock held by Robert A. DeFronzo, CFO of U.S. Home.
(9) Includes 286,891 shares of Common Stock held by the Mark Honigsfeld Living Trust dated March 27, 1996 of which Mr. Honigsfeld is the trustee.
(10) Includes 286,891 shares of Common Stock held by the Mark Honigsfeld Living Trust dated March 27, 1996 of which Mr. Honigsfeld is the trustee, and the trusts of Ali Honigsfeld, Evan Honigsfeld, Avi Honigsfeld and Dahlia Honigsfeld, each holding 30,342 shares, of which Mr. Honigsfeld is a trustee of each trust. Mr. Honigsfeld exercises voting power over the U.S. Home Common Stock owned by the trusts.
(11) Includes 640,300 shares of Common Stock held by About Face Limited, 203,839 of Common Stock held by Gross Family Trust, and 309,491 shares of Common Stock held the David A. Yoho Revocable Trust dated January 19, 1995.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                 AND RESULTS OF OPERATIONS OF U.S. REMODELERS

     The following is a discussion and analysis of the financial condition and results of operations of U.S. Remodelers and should be read in conjunction with the financial statements of U.S. Remodelers and the related notes thereto included elsewhere herein.

     This section includes forward-looking statements that reflect U.S. Remodelers management's current views with respect to future operating performance and ongoing cash requirements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. Factors that could cause or contribute to such differences include, but are not specifically limited to: U.S. Remodelers' ability to generate a sufficient quantity of prospective customer leads; U.S. Remodelers' ability to retain its sales staffing levels; U.S. Remodelers' ability to recruit contractors to complete installations of sales orders; changes in the economic conditions of the various markets served by U.S. Remodelers; and U.S. Remodelers' ability to effectively manage growth and expand its product offerings to include other home improvement products. Readers are cautioned not to place undue reliance on these forward-looking statements.

General

     U.S. Remodelers is engaged, through direct consumer marketing, in the manufacture, design, sale and installation of custom quality specialty home improvement products. U.S. Remodelers presently operates in 13 major metropolitan markets in the United States. U.S. Remodelers conducts a substantial portion of its direct consumer marketing under the trademarks and service marks "CENTURY 21 Cabinet Refacing" and "CENTURY 21 Home Improvements". U.S. Remodelers also markets under the name "FaceliftersTM".

     U.S. Remodelers was organized on January 23, 1997 under the laws of the State of Delaware. On November 23, 1997, U.S. Remodelers purchased certain assets of Reunion Home Services, Inc. and Kitchen Masters, Inc. (collectively, "Reunion"), manufacturers, marketers and installers of kitchen cabinet refacing products and kitchen cabinet doors.

     U.S. Remodelers recognizes revenue upon completion of each home improvement contract. In its customary installation cycle, new sales orders are completed in approximately 55 days from the date of sale. Approximately 65% of its customers finance their home improvement project with third party lenders. Ordinarily, in connection with sales that are financed, U.S. Remodelers receives payment approximately five to ten days after the completion of installation.

     To assist in understanding U.S. Remodelers' operating results, the following table indicates the percentage relationship of various income and expense items included in the Statement of Operations for the years ended December 31, 2000, 1999 and 1998 respectively. The business of U.S. Remodelers is characterized by the need to continuously generate prospective customer leads, and in that respect, marketing and selling expenses constitute a substantial portion of the overall expense of U.S. Remodelers.

                                                                 Year Ended December 31,
                                                  -----------------------------------------------------
                                                         2000               1999             1998
                                                  -----------------------------------------------------
     Contract revenues and fee income                   100.0%             100.0%           100.0%
     Cost of goods sold                                  45.3               44.2             41.7
     Gross profit                                        54.7               55.8             58.3
     Operating expenses:
         Branch operating                                 3.8                4.4              5.5
         Sale and marketing                              34.1               40.4             40.5
         License fees                                     2.0                1.6              1.6
         General and administrative                       7.8                7.6              9.6
     Operating income                                     7.0                1.8              1.1
     Other income (expense), net                          (.3)               (.9)            (1.0)
     Aborted stock offering costs                         -                  -                1.7
     Income (loss) before income taxes                    6.7                 .9             (1.6)
     Income tax                                           1.2                -                 .1
     Net income (loss)                                    5.5                 .9             (1.7)

Results of Operations of U.S. Remodelers

     Comparison of year ended December 31, 2000 to the year ended December 31, 1999. Contract revenues and fee income were $37,654,000 for the year ended December 31, 2000 as compared to $33,036,000 in the year December 31, 1999. The increase in revenues reflects a combination of increased new sales order volume, higher average selling prices resulting from an increase in general price levels and a product mix of higher priced components in its kitchen cabinet refacing product line, and improvement in manufacturing and installation efficiencies as compared to the prior year. Fee income was $265,000 and $169,000 for the years ended December 31, 2000 and 1999, respectively.

     In U.S. Remodelers' customary installation cycle, new sales orders are completed in approximately 55 days from the date of sale. New sales orders were $37,669,000 in the year ended December 31, 2000, including $1,721,000 from bathroom remodeling products, a product line which U.S. Remodelers introduced in February 2000, and $34,398,000 in the year ended December 31, 1999. Including bathroom remodeling products, the number of unit installations completed increased 3.5% over the prior year, and average selling price, which is affected not only by price levels but also by product mix and size of jobs installed, increased approximately 10.5% from the prior year period. Backlog of sales orders to be installed was $5,474,000 at December 31, 2000 as compared to $5,194,000 at December 31, 1999.

     Gross profit for the year ended December 31, 2000 was approximately $20,585,000 or 54.7% of revenues as compared to $18,434,000 or 55.8% of revenues in the prior year. The decline in gross profit margin as a percentage of revenues is primarily due to mix of products installed and higher materials and installation labor costs. In February 2000, U.S. Remodelers introduced its bathroom remodeling product line. Bathroom remodeling products typically have a lower gross profit margin than other products offered by U.S. Remodelers. As a result of the newness of the bathroom product line, U.S. Remodelers had initially experienced installation difficulties and higher material usage of its bathroom products. U.S. Remodelers subsequently implemented certain installation programs resulting in improvement in the gross profit margins on bathroom products. In addition, U.S. Remodelers has experienced increases in certain raw materials and installation labor costs across all its product lines. U.S. Remodelers utilizes contractors to complete installations and has experienced increases in contractor labor rates resulting from competitive pressures which management attributes to strong economic conditions and low unemployment levels in the markets in which it operates. Management has initiated certain manufacturing and installation programs, as well as sales price level changes, to improve its gross profit margin.

     Operating expenses were approximately $17,967,000, or 47.7% of revenues in the year ended December 31, 2000 as compared to $17,834,000, or 54.0% of revenues in the prior year. Operating expenses consist of branch operating expenses, sales and marketing expenses, license fees and general and administrative expenses.

     Branch operating expenses were approximately $1,424,000, or 3.8% of revenues for the year ended December 31, 2000 as compared to $1,469,000, or 4.4% of revenues in the prior year. Branch operating expenses, which include costs associated with each of U.S. Remodelers' local branch facilities including rent, telecommunications, branch administration salaries and supplies, are primarily fixed in nature, and, as such, decreased as a percentage of revenues due to the increased revenues level during the period.

     The business of U.S. Remodelers is characterized by the need to continuously generate prospective customer leads, and in this respect, marketing and selling expenses constitute a substantial portion of the overall operating expense. U.S. Remodelers' principal marketing activities are conducted through a variety of media sources including television, direct mail, marriage mail, magazines, newspaper inserts and telemarketing. U.S. Remodelers maintains a call-center in Boca Raton, Florida at which it receives in-bound calls in response to its media advertising and makes outbound calls to selected prospects. In its normal operating cycle, marketing costs, which are expensed as incurred, can precede the completion of sales orders by up to three months. However, the securing of sales orders is generally concurrent with marketing expenditures. In this respect, marketing expenses were approximately $6,731,000, or 17.9% of revenues for the year ended December 31, 2000 as compared to $7,595,000, or 23.0% in the prior year, and were 17.9% and 22.1% of new sales orders respectively. The reduction of marketing expenses as a percentage of revenues and new sales orders is principally due to adjustments in its television, print media and other marketing efforts, which in the aggregate, resulted in a 17.7% reduction in the cost to acquire a new customer appointment as compared to the prior year. In connection with U.S. Remodelers' introduction of replacement windows products in January 1999, U.S. Remodelers' initial advertising promotion did not generate the expected level of new sales orders. Consequently, marketing expenses as a percentage of new orders for the year ended December 31, 1999 was adversely effected.

     Sales expenses, which consist primarily of commissions, sales manager salaries, travel and recruiting expenses, were $6,111,000, or 16.2% of revenues in the year ended December 31, 2000 as compared to $5,747,000 or 17.4% of revenues in the prior year. The increase in the dollar amount of sales expenses is largely the result of sales commissions on higher revenues, offset by reduced sales management overhead. In the prior year period, U.S. Remodelers added sales management in certain of its branches to facilitate the growth of its replacement window product sales. Subsequently, U.S. Remodelers eliminated these positions and returned to its prior sales management structure. Sales expenses as a percentage of revenues declined principally due to lower fixed selling expenses combined with a higher revenue base.

     License fees were $772,000, or 2.0% of revenues in the year ended December 31, 2000 as compared to $527,000, or 1.6% of revenues in the prior year. The increase in license fees is due to the mix of U.S. Remodelers' business sold under the Century 21-license agreement as compared to that sold under the Facelifters brand name, and an increase in the license fee rate, which became effective April 1, 2000.

     General and administrative expenses were approximately $2,930,000 or 7.8% of revenues in the year ended December 31, 2000 as compared to $2,495,000 or 7.6% of revenues in the prior year. General and administrative expenses increased principally due higher salaries and bonuses over the prior year. U.S. Remodelers expects to continue its efforts in the overall expansion of its business base and will continue to emphasize control of operating expenses, as well as a reduction of these expenses as a percentage of revenue.

     Other income (expense) consists primarily of interest expense offset by interest income. As a result of U.S. Remodelers' improved operating performance, it retired certain debt and reduced its interest expense by approximately $124,000 as compared to the prior year period.

     Income taxes were $440,000 for the year ended December 31, 2000 as compared to $19,000 for the year ended December 31, 1999. Income taxes in 2000 include the expected tax benefit associated with the realization of U.S. Remodelers' net operating loss carryforward.

     Comparison of year ended December 31, 1999 to the year ended December 31, 1998. Contract revenues and fee income were $33,036,000 for the year ended December 31, 1999 as compared to $28,914,000 in the prior year period. The increase in contract revenues principally reflects a higher level of new sales orders which increased approximately 20% from $28,587,000 in the year ended December 31, 1998 to $34,398,000 in the year ended December 31, 1999. Contract revenues from replacement windows, a product line which U.S. Remodelers introduced in January 1999 was $2,468,000. Including replacement windows, the number of unit installations increased 6% over the prior year, and average selling price, which is affected not only by price levels but also by product mix and size of jobs installed, increased approximately 8% from the prior year period. As a result of the higher level of new sales orders, backlog increased from $3,663,000 at December 31, 1998 to $5,194,000 at December 31, 1999. Fee
income was $169,000 and $212,000 for the years ended December 31, 1999 and 1998, respectively.

     Gross profit for the year ended December 31, 1999 was approximately $18,434,000 or 55.8% of revenues as compared to $16,846,000 or 58.3% of revenues in the prior year period. The decline in gross profit margin as a percentage of revenues is primarily due to product mix, and higher manufacturing and installation labor costs. U.S. Remodelers introduced its replacement windows product line in January 1999. Replacement windows typically have a lower gross profit margin than kitchen cabinet refacing products and as a consequence, have the effect of reducing gross profit margin as a percentage of contract revenues. In addition, U.S. Remodelers utilizes contractors to complete installations and has experienced increases in contractor labor rates resulting from competitive pressures which management attributes to strong economic conditions and low unemployment levels in the markets in which it operates. In addition, U.S. Remodelers' manufacturing costs increased for the year ended December 31, 1999, as compared to the prior year period due to lower material yields.

     Operating expenses were $17,834,000, or 54.0% of revenues for the year ended December 31, 1999 as compared to $16,523,000, or 57.2% of revenues in the prior year period. Operating expenses consist of branch operating expenses, sales and marketing expenses, license fees and general and administrative expenses.

     Branch operating expenses were approximately $1,469,000, or 4.4% of revenues for the year ended December 31, 1999 as compared to $1,603,000, or 5.5% of revenues in the prior year period. Branch operating expenses, which include costs associated with each of U.S. Remodelers' local branch facilities including rent, telecommunications, branch administration salaries and supplies, are primarily fixed in nature, and, as such, decreased as a percentage of revenues due to higher volume of installations during the period, and reduced expenses resulting from consolidation of certain branches.

     The business of U.S. Remodelers is characterized by the need to continuously generate prospective customer leads, and in this respect, marketing and selling expenses constitute a substantial portion of the overall expense of U.S. Remodelers. In its normal operating cycle, marketing costs, which are expensed as incurred, can precede the completion of sales orders by up to three months. However, the securing of sales orders is generally concurrent with marketing expenditures. In this respect, marketing expenses were approximately $7,595,000, or 23% of contract revenues for the year ended December 31, 1999 as compared to $6,600,000, or 23% of contract revenues in the prior year, and were 22% and 23% of new sales orders respectively. The reduction of marketing expenses as a percentage of new sales orders is due to increases in sales efficiencies and reduced marketing costs per customer appointment resulting largely from media mix adjustments. However, in connection with U.S. Remodelers' introduction of replacement windows products in January 1999, U.S. Remodelers' initial advertising promotion did not generate the expected level of new sales orders. Consequently, marketing expenses as a percentage of new orders for the year ended December 31, 1999 was adversely effected.

     Sales expenses, which consist primarily of commissions, sales manager salaries, travel and recruiting expenses, were $5,747,000, or 17.5% of contract revenues in the year ended December 31, 1999, as compared to $5,107,000 or 17.8% of contract revenues in the prior year period. The increase in the dollar amount of sales expenses is largely the result of commissions on higher revenues, higher sales recruiting expenses and higher sales management overhead in connection with the introduction of U.S. Remodelers' replacement window products.

     General and administrative expenses were approximately $2,495,000 or 7.6% of revenues for the year ended December 31, 1999 as compared to $2,772,000 or 9.6% of revenues in the prior year period. General and administrative expenses declined as a percentage of contract revenues due to higher volume in the current year period, as well as reduced expenditures during the period. U.S. Remodelers expects to continue its efforts in the overall expansion of its business base and will continue to emphasize control of operating expenses, as well as a reduction of these expenses as a percentage of revenue.

Liquidity and Capital Resources of U.S. Remodelers

     U.S. Remodelers has historically financed its liquidity needs through a variety of sources including proceeds from the sale of common and preferred stock, borrowing under bank credit agreements, loans from its stockholders, and cash flows from operations. At December 31, 2000, U.S. Remodelers had $2,371,000 in cash and borrowing capacity under a revolving credit facility with Frost National Bank ("Frost") in the amount of $600,000. Cash generated from operations was $2,292,000, $836,000 and $41,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

     In January 1998, the Company received $350,000 in proceeds from the issuance of promissory notes to certain of the Company's stockholders (the Short-Term Notes). In April 1998, the Company received a $700,000 secured term loan (Term Loan) from Finova Capital Corporation. A portion of the proceeds from the Term Loan was used to retire the Short-Term Notes. In June 1998, the Company entered into a credit agreement with Finova Capital Corporation that incorporated the Term Loan and also provided for a revolving credit facility (Revolving Facility) up to $1.0 million.

     On October 12, 1999 U.S. Remodelers issued 833,333 shares of Common Stock in a private transaction to certain directors, officers and employees of U.S. Remodelers for an aggregate consideration of $1,000,000. The proceeds were utilized for general corporate working capital requirements

     In April 2000, the Company entered into an agreement with Frost National Bank (the Frost Loan Agreement) consisting of a $516,666 secured term note (the Frost Term Note) and a revolving credit facility that allows borrowings up to $600,000 (the Frost Revolving Credit Facility). Proceeds from the Frost Term Note were used to retire the term loan from Finova Capital Corporation. Concurrent with this refinancing, the Company utilized internally generated funds to retire the balance of the revolving credit facility with Finova Capital Corporation. Borrowings and required payments under the Frost Revolving Credit Facility are based upon an asset formula involving accounts receivable and inventory. The Frost Revolving Credit Facility matures July 1, 2001, at which time any outstanding principal and accrued interest is due and payable. Interest on the Frost Term Note and the Frost Revolving Credit Facility, as amended, is payable monthly at the Prime Rate plus 1.50% and the Prime Rate plus 1.00%, respectively, for the period April 1, 2000 through December 19, 2000, and at the Prime Rate for the remainder of the term of the respective obligations. At December 31, 2000, the Company had no outstanding borrowings under the Frost Revolving Credit Facility and, based upon the terms of the agreement, had a borrowing capacity of $600,000. The Frost Loan Agreement is secured by substantially all of the assets of the Company. The Frost Loan Agreement contains non-financial covenants that limit the Company's ability to incur additional indebtedness, or merge or consolidate with any other entity, and financial covenants that require the maintenance of certain financial ratios.

     During the year ended December 31, 2000, U.S. Remodelers utilized $1,090,000 to prepay loans to certain stockholders some of whom are also directors, $321,000 for the redemption of 24,000 shares of the redeemable preferred stock, and dividends on such securities pursuant to the terms of the redeemable preferred stock, and approximately $534,000 for the payment of other financing obligations. Capital expenditures, consisting primarily of manufacturing and computer equipment, were $57,000 for the year ended December 31, 2000.

     U.S. Remodelers has an agreement with a financial institution that makes financing available to U.S. Remodelers' customers. The customer executes a revolving credit agreement with the lender and the lender pays U.S. Remodelers usually within five to ten days from completion of the job. U.S. Remodelers' risk under the agreement is limited to its normal representations and warranties regarding material and workmanship.

     At December 31, 2000, U.S. Remodelers had cash of approximately $2,371,000, working capital of $1,638,000 and additional borrowing capacity of $600,000 under the Frost revolving credit facility. Based upon current financial resources, including existing lines of credit, U.S. Remodelers believes that it will have sufficient reserves to meet its anticipated working capital needs for the business as currently conducted for the next twelve months. However, U.S. Remodelers anticipates that it will need additional working capital to fund its business strategy including acquisitions. There can be no assurance that additional financing will be available, or if available, that such financing will be on favorable terms. Any such failure to secure additional financing, if needed, could impair U.S. Remodelers' ability to achieve its business strategy. There can be no assurance that U.S. Remodelers will have sufficient funds or successfully achieve its plans to a level that will have a positive effect on its results of operations or financial condition. The ability of U.S. Remodelers to execute its growth strategy is contingent upon sufficient capital as well as other factors, including its ability to further increase consumer awareness of its products by advertising, its ability to consummate acquisitions of complimentary businesses, general economic and industry conditions, its ability to recruit, train and retain a qualified sales staff, and other factors, many of which are beyond the control of U.S. Remodelers. Even if U.S. Remodelers' revenues and earnings grow rapidly, such growth may significantly strain U.S. Remodelers' management and its operational and technical resources. If U.S. Remodelers is successful in obtaining greater market penetration with its products, U.S. Remodelers will be required to deliver increasing volumes of its products to its customers on a timely basis at a reasonable cost to U.S. Remodelers. No assurance can be given that U.S. Remodelers can meet increased product demand or that U.S. Remodelers will be able to satisfy increased production demands on a timely and cost-effective basis. There can be no assurance that U.S. Remodelers' growth strategy will be successful, and if one or more of the component parts of U.S. Remodelers' growth strategy is unsuccessful, there can be no assurance that such lack of success will not have a material adverse effect on U.S. Remodelers' financial condition.

ITEM 7.      FINANCIAL STATEMENTS AND EXHIBITS

     (a)     Financial Statements of business acquired.

             Reference is made to the Table of Contents for the Consolidated Financial Statements of U.S. Remodelers, Inc. for the years ended December 31, 2000, 1999 and 1998 on page 29 herein.

     (b)     Pro forma financial information.

             Reference is made to the Unaudited Pro Forma Financial Information beginning on page 23 herein.

     (c)     Exhibits

 Exhibit
  Number                           Description of Exhibit
---------  ---------------------------------------------------------------------

   2.1* Asset Purchase Agreement dated September 29, 2000 between U.S. Pawn, Inc., a Colorado corporation ("Seller"), and Pawn-One, Inc., a Colorado corporation ("Buyer") (schedules and exhibits omitted)

   2.2+ Amendment dated as of January 16, 2001 to the Asset Purchase Agreement between U.S. Pawn, Inc. and Pawn-One, Inc. dated as of September 29, 2000

   2.3+ Excluded Asset Purchase Agreement and Bill of Sale dated as of February 1, 2001 between U.S.

 Exhibit
  Number                           Description of Exhibit
---------  ---------------------------------------------------------------------
           Pawn, Inc. and Pawn-One, Inc.

   2.4+ Closing letter dated February 1, 2001 in connection with the Asset Purchase Agreement as referenced in Exhibit 2.1 herein

   2.5+ Assignment and Assumption Agreement dated as of February 1, 2001 between Pawn-One Incorporated and U.S. Pawn, Inc.

   2.6** Agreement and Plan of Merger between U.S. Pawn, Inc. and U.S. Remodelers, Inc. dated as of November 3, 2000 (schedules and exhibits omitted)

   2.7+ Certificate of Merger of U.S. Remodelers, Inc. into U.S. Pawn Acquisition Corp., Inc., a wholly-owned subsidiary of U.S. Pawn, Inc. as filed on February 13, 2001 with Delaware Secretary of State

   2.8+ Certificate of Merger of U.S. Pawn, Inc. into U.S. Home Systems, Inc., effecting a reincorporation of U.S. Pawn, Inc. from the State of Colorado to the State of Delaware as filed with the Delaware Secretary of State on February 15, 2001

   2.9+ Articles of Merger of U.S. Pawn, Inc., a Colorado corporation, and U.S. Home Systems, Inc., a Delaware corporation, whereby U.S. Pawn merged into U.S. Home Systems, effecting a reincorporation of U.S. Pawn to the State of Delaware and changing its name from U.S. Pawn, Inc. to U.S. Home Systems, Inc. as filed with the Secretary of State of Colorado on February 13, 2001

   2.10+ Closing letter dated February 13, 2001 between U.S. Remodelers, Inc. and U.S. Pawn, Inc. relating to the Agreement and Plan of Merger between the parties referenced in Exhibit 2.6 herein

   2.11+ Agreement and Plan of Merger dated February 13, 2001 between U.S. Pawn, Inc. and U.S. Home Systems, Inc.

   3.1+ Certificate of Incorporation of U.S. Home Systems, Inc. as filed with the Secretary of State of Delaware on January 5, 2001

   3.2+    Bylaws of U.S. Home Systems, Inc.

   4.1+    Common Stock specimen - U.S. Home Systems, Inc.

  10.1+ Promissory Note in the principal amount of $210,000 dated February 1, 2001 payable to the order of U.S. Pawn, Inc. by Pawn-One Incorporated

  10.2+ Promissory Note dated February 1,2 001 in the principal amount of $90,000 payable to U.S. Pawn, Inc. by Pawn-One Incorporated

  10.3+ Registration Rights Agreement dated February 13, 2001 by and among U.S. Pawn, Inc. and the shareholders of U.S. Remodelers, Inc.

  10.4+ Escrow Agreement effective February 13, 2001 among U.S. Pawn, Inc., U.S. Remodelers, Inc., the shareholders of U.S. Remodelers, Inc. and Corporate Stock Transfer, as Escrow Agent

  22.1+    Subsidiaries of the Company

_____________________
* Previously filed as Exhibit A to the Company's Proxy Statement dated December 18, 2000 which is incorporated herein by reference.
** Previously filed as Exhibit B to the Company's Proxy Statement dated December 18, 2000 which is incorporated herein by reference.

+ Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 which was filed with the Commission on April 2, 2001 and is incorporated herein by reference.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited, proforma financial information is based upon the audited financial statements of U.S. Pawn included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 as filed on April 2, 2001 with the Commission and U.S. Remodelers' historical financial statements and notes thereto included elsewhere herein. The unaudited proforma financial information includes the related pro forma adjustments as described in the notes thereto which give effect to (i) the Asset Sale, (ii) the settlement of all of the Company's liabilities and the sale of the remaining assets immediately prior to the Merger, (iii) the Merger, and (iv) the Reincorporation of the Company as a Delaware Corporation and the reverse stock split on the basis of one share for each four shares outstanding (collectively, the "Transaction"). The Merger between the Company and U. S. Remodelers will be accounted for at historical cost through a reverse acquisition by the Company, which is similar to a recapitalization of the Company.

     The unaudited pro forma combined balance sheet as of December 31, 2000 gives effect to the Transaction as if it occurred effective December 31, 2000. The unaudited pro forma combined statements of operations for the years ended December 31, 1999 and 2000 gives effect to the Transaction as if it occurred effective January 1, 1999 and January 1, 2000, respectively.

     The unaudited pro forma financial information includes certain estimates regarding the aforementioned Transaction. Accordingly, the unaudited pro forma financial information may not necessarily be indicative of the future results of operations or financial position had the Transaction become effective on the above-mentioned dates.

                  Unaudited Pro Forma Combined Balance Sheet
                            As of December 31, 2000
                            (Amounts in Thousands)

                                                   Pro Forma                                Pro Forma
                                                  Adjustments                              Adjustments
                                                     Debit       U.S. Pawn      U.S.          Debit      Pro Forma
                                      U.S. Pawn     (Credit)    As Adjusted  Remodelers     (Credit)      Combined
                                      ----------- ------------- ------------ ------------ -------------- -----------
               ASSETS
Current Assets:
  Cash                                  $   636    $  3,587(1)  $  1,419      $  2,371      $             $  3,790
                                                     (2,246)(2)       --            --           --             --
                                                       (558)(3)       --            --           --             --
  Service charges receivable                 94         (94)(1)       --            --           --             --
  Pawn loans                              2,271      (2,271)(1)       --            --           --             --
  Accounts receivable, net                   22         (22)(1)       --           775           --            775
    Commission advances                      --          --           --           333           --            333
  Note receivable                            --         300(1)       300            --           --            300
  Income taxes receivable                   393          --          393            --           --            393
  Inventory, net                          1,116      (1,116)(1)       --         1,290           --          1,290
  Prepaid expenses and other                150        (150)(2)       --           258           --            258
                                        -------    --------     --------       -------       ------       --------
     Total current assets                 4,682      (2,570)       2,112         5,027           --          7,139
                                        -------    --------     --------       -------       ------       --------

Property and Equipment, at cost, net        470        (470)(1)       --         1,778           --          1,778
Intangible assets, net                       --          --           --            --           --             --
Other assets                                 23         (23)(2)       --           248          (81)(6)        167
                                        -------    --------     --------       -------       ------       --------
                                            493        (493)          --         2,026          (81)         1,945
                                        -------    --------     --------       -------       ------       --------
                                        $ 5,175    $ (3,063)    $  2,112      $  7,053      $   (81)        $9,084
                                        -------    --------     --------       -------       ------       --------
Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                      $    19    $     19(2)  $     --      $    877           --       $    877
  Customer layaway deposits                  27          27(2)        --           767           --            767
  Accrued expenses                          330         330(2)        --           955           --            955
  Current portion of capital lease
     obligation                              --          --           --           135           --            135
  Notes payable - related parties            --          --           --            --           --             --
  Current portion of notes payable            6           6(2)        --           164           --            164
  Other accrued liabilities                 475         475(1)        --           491           --            491
                                        -------    --------     --------       -------       ------       --------
     Total current liabilities              857         857           --         3,389           --          3,389

  Line of credit                            942         942(2)        --            --           --             --
  Long-term debt, net of current
portion                                      --          --           --           364           --            364
  Long-term capital lease
obligations,
     net of current portion                  --          --           --           540           --            540
  Notes payable, less current portion       654         654(2)        --            --           --             --
                                        -------    --------     --------       -------       ------       --------
     Total Liabilities                    2,453       2,453           --         4,293           --          4,293
                                        -------    --------     --------       -------       ------       --------

Redeemable preferred stock                   --          --           --           480           --            480

Stockholders' equity:
   Redeemable preferred stock               378         378(2)        --            --           --             --
   Common stock                           5,083          --        5,083            33        5,111(4)           5
   Additional capital                        --          --           --         1,811       (2,140)(4)      3,870
                                                                                                 81(6)
   Retained earnings (deficit)           (2,739)       (389)(1)   (2,971)          436       (2,971)(4)        436
                                                         63(2)        --            --           --             --
                                                        558(3)        --            --           --             --
                                             --          --           --            --           --              -
                                        -------    --------     --------       -------       ------       --------
Total Stockholders' Equity                2,722         610        2,112         2,280          (81)         4,311
                                        -------    --------     --------       -------       ------       --------
                                        $ 5,175    $  3,063     $  2,112      $  7,053      $  (81)       $  9,084
                                        =======    ========     ========       =======       ======       ========

             Unaudited Pro Forma Combined Statement of Operations
                     For the Year Ended December 31, 2000
            (Amounts in Thousands, Except Share and per Share Data)

                                                          Pro Forma                                Pro Forma
                                                         Adjustments                              Adjustments
                                                            Debit       U.S. Pawn       U.S.         Debit      Pro Forma
                                             U.S. Pawn     (Credit)    As Adjusted   Remodelers    (Credit)     Combined
                                            ----------- ------------- ------------- ------------ ------------- -----------
Revenues:
  Contract revenue and commission
     fee income                                    --          --     $      --      $   37,654    $            $   37,654
  Sales                                    $    5,234    $  5,234(5)         --              --           --            --
  Pawn service charges                          3,768       3,768(5)         --              --           --            --
  Other income                                     16          16(5)         --              --           --            --
                                           ----------    --------     ---------      ----------    ---------    ----------
     Total Revenues                             9,018       9,018            --          37,654           --        37,654
                                           ----------    --------     ---------      ----------    ---------    ----------

Cost of Sales and Expenses:
  Cost of sales                                 4,692       4,692(5)         --          17,069           --        17,069
  Operations                                    3,317       3,317(5)         --              --           --            --
  Branch operating                                 --          --            --           1,424           --         1,424
  Sales and marketing                              --          --            --          12,842           --        12,842
  License Fees                                     --          --            --             772           --           772
  Administration                                1,271       1,271(5)         --           2,929           --         2,929
  Depreciation and amortization                   336         336(5)         --              --           --            --
                                           ----------    --------     ---------      ----------    ---------    ----------
     Total Cost of Sales and Expenses           9,616       9,616            --          35,036           --        35,036
                                           ----------    --------     ---------      ----------    ---------    ----------

Income (Loss) from Operations                    (598)       (598)           --           2,618           --         2,618
                                           ----------    --------     ---------      ----------    ---------    ----------

Other (Expenses)
  Interest                                       (233)       (233)(5)        --              --           --            --
  Loss on disposal of fixed assets                (19)        (19)(5)        --              --           --            --
  Other                                          (293)       (293)           --             (94)          --           (94)
                                           ----------    --------     ---------      ----------    ---------    ----------
     Total other (expenses)                      (545)       (545)           --             (94)          --           (94)
                                           ----------    --------     ---------      ----------    ---------    ----------

Income (Loss) Before Income Taxes              (1,143)     (1,143)           --           2,524           --         2,524
Provision (Benefit) for Income Taxes              (65)        (65)(5)        --             440           --           440
                                           ----------    --------     ---------      ----------    ---------    ----------
Net Income (Loss) from Continuing
  Operations                                   (1,078)     (1,078)           --           2,084           --         2,084
                                           ----------    --------     ---------      ----------    ---------    ----------

Discontinued Operations
  Loss from operations of discontinued
     segment                                     (230)       (230)(5)        --              --           --            --

  Loss on disposal of discounted
     segment                                   (1,945)     (1,945)(5)        --              --           --            --
                                           ----------    --------     ---------      ----------    ---------    ----------
     Total Discontinued Operations             (2,175)     (2,175)           --              --           --            --
                                           ----------    --------     ---------      ----------    ---------    ----------

Net Income (Loss)                              (3,253)     (3,253)           --           2,084           --         2,084

Dividends on Preferred Stock                      (36)        (36)(5)        --             (67)          --           (67)
                                           ----------    --------     ---------      ----------    ---------            --
Earnings (Loss) Available for Common
  Shareholders                             $   (3,289)   $ (3,289)    $      --      $    2,017    $       -    $    2,017
                                           ==========    ========     =========      ==========    =========    ==========
Earnings (Loss) per Common Share on
  Operations                               $    (0.34)                               $     0.61                 $     0.41
                                           ==========                                ==========                 ==========

Earnings (Loss) per Common Share on
  Discontinued Operations                  $    (0.65)                               $      N/A                 $      N/A
                                           ==========                                ==========                 ==========

Earnings (Loss) per Common Share,
  Assuming dilution                        $    (0.99)                                     0.61                 $     0.41
                                           ==========                                ==========                 ==========

Weighted Average Number of
  Common Shares Outstanding                 3,327,785                                 3,333,333                  4,902,579
                                            =========                                ==========                 ==========

Weighted Average Number of Common
  Shares Outstanding, Assuming Dilution     3,327,785                                 3,333,333                  4,903,512
                                            =========                                ==========                 ==========

             Unaudited Pro Forma Combined Statement of Operations
                     For the Year Ended December 31, 1999
            (Amounts in Thousands, Except Share and per Share Data)

                                                         Pro Forma                                    Pro Forma
                                                        Adjustments        U.S. Pawn                 Adjustments       Pro Forma
                                            U.S. Pawn  Debit (Credit)     As Adjusted   Remodelers  Debit (Credit)     Combined
                                           ----------- --------------    ------------- ------------ --------------    -----------
Revenues:
  Contract revenue and commission fee
     Income                                       --                                   $   33,036     $               $   33,036
  Sales                                   $    5,234     $  5,234(5)      $      --            --            --               --
  Pawn service charges                         4,201        4,201(5)             --            --            --               --
  Other income                                    53           53(5)             --            --            --               --
                                          ----------     --------         ---------    ----------     ---------       ----------
     Total Revenues                            9,488        9,488                --        33,036            --           33,036
                                          ----------     --------         ---------    ----------     ---------       ----------

Cost of Sales and Expenses:
  Cost of sales                                4,203       (4,203)(5)            --        14,602            --           14,602
  Operations                                   3,609       (3,609)(5)            --            --            --               --
  Branch operating                                --           --                --         1,469            --            1,469
  Sales and marketing                             --           --                --        13,342            --           13,342
  License Fees                                    --           --                --           527            --              527
  Administration                               1,139       (1,139)(5)            --         2,496            --            2,496
  Depreciation and amortization                  343         (343)(5)            --            --            --               --
                                          ----------     --------         ---------    ----------     ---------       ----------
     Total Cost of Sales and Expenses          9,294       (9,294)               --        32,436            --           32,436
                                          ----------     --------         ---------    ----------     ---------       ----------

Income (Loss) from Operations                    194          194                --           600            --              600

Other (Expenses)
  Interest                                      (135)        (200)(5)            --            --            --               --
  Interest, related parties                      (17)         (17)(5)            --            --            --               --
  Loss on disposal of fixed assets              (366)        (366)(5)            --            --            --               --
  Other                                           --           --                --          (289)           --             (289)
                                          ----------     --------         ---------    ----------     ---------       ----------
     Total other (expenses)                     (518)        (518)               --          (289)           --             (289)
                                          ----------     --------         ---------    ----------     ---------       ----------

Income (Loss) Before Income Taxes               (324)        (324)               --           311            --              311
Provision (Benefit) for Income Taxes             (94)         (94)(5)            --            19            --               19
                                          ----------     --------         ---------    ----------     ---------       ----------
Net Income (Loss)                               (230)        (230)               --           292                            292

Dividends on Preferred Stock                     (36)         (36)(5)            --           (76)           --              (76)
Accretion on preferred stock                      --           --                --           (39)           --              (39)
                                          ----------     --------         ---------    ----------     ---------       ----------

Earnings (Loss) Available for Common
  Shareholders                            $     (266)    $   (266)        $      --    $      177     $      --       $      177
                                          ==========     ========         =========    ==========     =========       ==========

Earnings (Loss) per Common Share on
  Operations                              $    (0.07)                                  $     0.07                     $     0.04
                                          ==========                                   ==========                     ==========

Earnings (Loss) per Common Share,
  assuming dilution                       $    (0.07)                                  $     0.07                     $     0.04
                                          ==========                                   ==========                     ==========

Weighted Average Number of Common
  Shares Outstanding                       3,640,647                                    2,682,648                      4,980,794
                                          ==========                                   ==========                     ==========

Weighted Average Number of Common
  Shares Outstanding, Assuming Dilution    3,640,647                                    2,682,648                      5,014,138
                                          ==========                                   ==========                     ==========

               Notes to Unaudited Pro Forma Financial Information

(1) To reflect the Asset Sale by the Company of substantially all of its assets for a cash purchase price of $3,587,000 and a Note receivable of $300,000.

(2) To reflect the cash settlement of all the following outstanding liabilities and cash proceeds from settlement of the remaining assets of the Company prior to the Merger Closing Date as of December 31, 2000 as follows:

         Cash settlement of outstanding liabilities:

                Accounts payable                              $       19,000
                Customer deposits                                     27,000
                Accrued expenses                                     330,000
                Notes payable                                        660,000
                Line of credit                                       942,000
                Redeemable preferred stock                           378,000
                                                              --------------
                Total cash paid                               $    2,356,000
                                                              ==============

         Cash settlement of remaining assets:

                  Prepaid expenses                            $  150,000
                  Other assets                                    23,000
                  Less: cash proceeds                          (110,000)
                                                              ---------
                  Loss on settlement                          $ (63,000)
                                                              =========

(3) To reflect payment by the Company of approximately $313,000 of transaction costs primarily consisting of legal fees, accounting fees, and printing costs and approximately $245,000 in severance pay to certain employees in connection with the Asset Sale and Merger.

(4) To reflect the payment of the Merger Consideration, the payment of the finder's fee, the re-incorporation of the Company as a Delaware corporation and the reverse stock split. Based on the amount of Cash, and pursuant to the terms and conditions of the Merger Agreement, 16,182,528 shares of no par value Company Common Stock were issued to the shareholders of U. S. Remodelers. Also pursuant to the Merger Agreement, 100,000 shares of no par value Company Common Stock were issued to a third party as a finder's fee in connection with the Merger. After the Merger 19,610,313 shares of no par value Common Stock of the Company was outstanding, of which 3,327,785 shares were outstanding immediately prior to the Merger. Following the Merger, US Pawn was reincorporated in Delaware, changed its name to U.S. Home Systems, Inc. and effected a reverse one share for four shares stock split of the outstanding shares. Subsequent to the aforementioned transactions, U.S. Home Systems Inc. had 4,902,579 shares of $.001 par value Common Stock outstanding.

(5)      To eliminate all operating activities of the Company.

(6) To reflect $81,000 of Merger related costs incurred by U.S. Remodelers as of December 31, 2000.

                      CONSOLIDATED FINANCIAL STATEMENTS for
                         U.S. REMODELERS FOR YEARS ENDED
                        DECEMBER 31, 2000, 1999 AND 1998

                             U.S. Remodelers, Inc.

                       Consolidated Financial Statements


                 Years ended December 31, 2000, 1999 and 1998


                                   Contents

Report of Independent Auditors.............................................  30

Audited Consolidated Financial Statements

Consolidated Balance Sheets................................................  31
Consolidated Statements of Operations .....................................  32
Consolidated Statements of Stockholders' Equity............................  33
Consolidated Statements of Cash Flows .....................................  34
Notes to Consolidated Financial Statements.................................  35

                         Report of Independent Auditors


The Board of Directors and Stockholders
U.S. Remodelers, Inc.


We have audited the accompanying consolidated balance sheets of U.S. Remodelers, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. Remodelers, Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                 /s/ Ernst & Young LLP


March 1, 2001
Dallas, Texas

                             U.S. REMODELERS, INC.

                          Consolidated Balance Sheets

                                                                                                   December 31
                                                                                            2000                1999
                                                                                        -----------------------------------
Assets
Current assets:
   Cash and cash equivalents                                                             $ 2,371,347          $ 2,236,281
   Accounts receivable, net of allowance for doubtful accounts of
     $33,000 and $65,500 in 2000 and 1999, respectively                                      774,736              842,243
   Commission advances                                                                       332,815              267,231
   Inventory                                                                               1,289,485            1,189,128
   Prepaid expenses                                                                          180,151               37,575
   Deferred income taxes                                                                      78,091                    -
                                                                                        -----------------------------------
                                                                                        -----------------------------------
Total current assets                                                                       5,026,625            4,572,458

Property, plant, and equipment, net                                                        1,777,910            2,146,555
Other assets                                                                                 248,487               80,153
                                                                                        -----------------------------------
Total assets                                                                             $ 7,053,022          $ 6,799,166
                                                                                        ===================================

Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                                                                      $   877,057          $   922,954
   Customer deposits                                                                         767,087              664,652
   Accrued wages, commissions, and bonuses                                                   612,496              599,984
   Federal, state, and local taxes payable                                                   342,133              144,613
   Current portion of long-term debt                                                         164,192              473,541
   Current portion of long-term capital lease obligations                                    134,974              145,073
   Other accrued liabilities                                                                 490,903              582,116
                                                                                         -----------------------------------
Total current liabilities                                                                  3,388,842            3,532,933

Long-term debt, net of current portion                                                       364,191              518,265
Long-term capital lease obligations, net of current portion                                  539,655              674,630
Notes payable to related parties                                                                   -            1,090,000

Commitments and contingencies

Mandatory redeemable preferred stock - $0.01 par value, 48,000 and 72,000 shares issued and outstanding in 2000 and 1999,
   respectively, liquidation value $10 per share                                             480,000              720,000

Stockholders' equity:
   Preferred stock - $0.01 par value, 100,000 shares authorized, 48,000 and
     72,000 mandatory redeemable preferred shares outstanding                                      -                    -
   Common stock - $0.01 par value, 14,900,000 shares authorized,
     3,333,333 shares issued and outstanding                                                  33,333               33,333
   Additional capital                                                                      1,811,171            1,863,838
   Retained earnings (deficit)                                                               435,830           (1,633,833)
                                                                                         -----------------------------------
Total stockholders' equity                                                                 2,280,334              263,338
                                                                                         -----------------------------------
Total liabilities and stockholders' equity                                               $ 7,053,022          $ 6,799,166
                                                                                         ===================================

See accompanying notes.

                             U.S. REMODELERS, INC.

                      Consolidated Statements of Operations

                                                                                Year ended December 31
                                                                       2000              1999             1998
                                                                 -----------------------------------------------------
Contract revenue and commission fee income                        $   37,653,999      $ 33,035,725    $  28,913,651
Cost of goods sold                                                    17,069,198        14,602,001       12,067,704
                                                                 -----------------------------------------------------
Gross profit                                                          20,584,801        18,433,724       16,845,947

Operating expenses:
   Branch operating                                                    1,423,845         1,469,264        1,602,846
   Sales and marketing                                                12,841,586        13,341,729       11,706,754
   License fees                                                          771,700           526,940          441,430
   General and administrative                                          2,929,501         2,495,370        2,771,795
                                                                 -----------------------------------------------------
Income from operations                                                 2,618,169           600,421          323,122

Other expense, net                                                       (94,232)         (289,342)        (292,761)
Aborted stock offering costs                                                   -                 -         (504,240)
                                                                 -----------------------------------------------------

Income (loss) before income taxes                                      2,523,937           311,079         (473,879)
Income taxes                                                             440,274            18,658            5,000
                                                                 -----------------------------------------------------
Net income (loss)                                                 $    2,083,663      $    292,421    $    (478,879)
                                                                 =====================================================

Net income (loss) per common share - basic and diluted           $          0.61      $       0.07    $       (0.25)
                                                                 =====================================================

See accompanying notes.

                             U.S. REMODELERS, INC.

                 Consolidated Statements of Stockholders' Equity

                                                                              Retained                                Total
                                        Common Stock           Additional     Earnings       Treasury Stock      Stockholders'
                                    Shares       Amount         Capital      (Deficit)     Shares     Amount        Equity
                                  ------------------------------------------------------------------------------------------
Balance at January 1, 1998          2,476,480  $ 24,765      $ 1,146,473   $ (1,447,375)  4,250    $  (2,500)   $   (278,637)
   Accrued dividends -
     mandatory redeemable
     preferred stock                        -         -          (80,004)             -       -            -         (80,004)
   Accretion on mandatory
     redeemable preferred stock             -         -          (71,173)             -       -            -         (71,173)
   Issuance of common stock            23,520       235           13,594              -  (4,250)       2,500          16,329
   Net loss                                 -         -                -       (478,879)      -            -        (478,879)
                                  ------------------------------------------------------------------------------------------
Balance at December 31, 1998        2,500,000    25,000        1,008,890     (1,926,254)      -            -        (892,364)
   Accrued dividends -
     mandatory redeemable
     preferred stock                        -         -          (76,000)             -       -            -         (76,000)
   Accretion on mandatory
     redeemable preferred stock             -         -          (38,862)             -       -            -         (38,862)
   Issuance of common stock           833,333     8,333          969,810              -       -            -         978,143
   Net income                               -         -                -        292,421       -            -         292,421
                                  ------------------------------------------------------------------------------------------
Balance at December 31, 1999        3,333,333    33,333        1,863,838     (1,633,833)      -            -         263,338
   Accrued dividends -
     mandatory redeemable
     preferred stock                        -         -          (52,667)       (14,000)      -            -         (66,667)
   Net income                               -         -                -      2,083,663       -            -       2,083,663
                                  ------------------------------------------------------------------------------------------
Balance at December 31, 2000        3,333,333  $ 33,333      $ 1,811,171 $      435,830       -    $       -     $ 2,280,334
                                  ==========================================================================================

See accompanying notes.

                             U.S. REMODELERS, INC.

                     Consolidated Statements of Cash Flows

                                                                               Year ended December 31
                                                                      2000              1999              1998
                                                               ------------------------------------------------------
Operating Activities
Net income (loss)                                                $ 2,083,663        $  292,421      $   (478,879)
Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
     Depreciation                                                    419,775           428,689           388,038
     Provision for doubtful accounts                                  35,702            21,967            93,000
     Deferred income taxes                                           (78,091)                -                 -
     Changes in operating assets and liabilities:
       Accounts receivable                                            31,805          (396,229)          (42,388)
       Commission advances                                           (65,584)          (67,964)           (4,127)
       Inventory                                                    (100,357)         (106,539)         (197,429)
       Prepaid expenses                                             (142,576)          163,865           (76,433)
       Accounts payable and customer deposits                         56,538           218,601            16,609
       Other assets and liabilities                                   51,081           280,863           342,142
                                                               ------------------------------------------------------
Net cash provided by operating activities                          2,291,956           835,674            40,533

Investing Activity
Purchases of property, plant, and equipment                          (56,572)          (54,091)         (280,817)
                                                               ------------------------------------------------------
Cash used in investing activity                                      (56,572)          (54,091)         (280,817)

Financing Activities
Proceeds from revolving line of credit and long-term
   borrowings                                                        586,163           259,370         1,221,328
Principal payments on revolving line of credit, long-term
   debt, and capital leases                                       (1,194,660)         (443,397)         (501,974)
Principal payments on notes payable to related parties            (1,090,000)                -                 -
Merger costs                                                         (81,400)                -                 -
Dividends on mandatory redeemable preferred stock                    (80,421)          (12,667)                -
Redemption of mandatory redeemable preferred stock                  (240,000)          (80,000)                -
Net proceeds from issuance of common stock                                 -           978,143            16,329
                                                               ------------------------------------------------------
Net cash provided by (used in) financing activities               (2,100,318)          701,449           735,683
                                                               ------------------------------------------------------

Net increase in cash and cash equivalents                            135,066         1,483,032           495,399
Cash and cash equivalents at beginning of year                     2,236,281           753,249           257,850
                                                               ------------------------------------------------------
Cash and cash equivalents at end of year                         $ 2,371,347        $2,236,281      $    753,249
                                                               ======================================================

Supplemental Disclosure of Cash Flow Information
Interest paid                                                    $   218,492        $  342,268      $    306,700
                                                               ======================================================
Cash payments of income taxes                                    $   422,192        $   27,428      $      3,051
                                                               ======================================================

See accompanying notes.

                             US. REMODELERS, INC.

                  Notes to Consolidated Financial Statements


                               December 31, 2000


1.  Organization and Basis of Presentation
------------------------------------------

U.S. Remodelers, Inc. (the Company) is engaged, through direct consumer marketing, in the design, sales, manufacturing, and installation of quality specialty home improvement products. The Company's current product lines include kitchen cabinet refacing and countertop products utilized in kitchen remodeling, bathroom refacing and related products utilized in bathroom remodeling, and vinyl replacement windows. The Company operates sales and installation centers in 13 major metropolitan areas in the United States and manufactures its own cabinet refacing, custom countertops, and bathroom cabinetry products in its Virginia-based manufacturing facility. The Company conducts a substantial portion of its direct consumer marketing under the trademarks and service marks "CENTURY 21(TM) Cabinet Refacing" and "CENTURY 21(TM) Home Improvements" under license agreements with TM Acquisition Corp. (TM) and HFS Licensing Inc. (HFS) pursuant to a master license agreement between Century 21 Real Estate Corporation and each of TM and HFS. The Company also conducts its business under the name "Facelifters/SM/." The consolidated financial statements include the accounts of U.S. Remodelers, Inc. and its wholly owned subsidiary. All significant intercompany accounts and transactions are eliminated in consolidation.

2.  Summary of Significant Accounting Policies
----------------------------------------------

Cash and Cash Equivalents
-------------------------

Cash and cash equivalents consist of cash in bank accounts, money market funds, and certificates of deposit with maturities of 90 days or less. Additionally, the Company from time to time maintains cash balances in excess of federally insured limits. The Company has not experienced any losses and believes its risk of loss is not significant.

Accounts Receivable
-------------------

Accounts receivable consist of amounts due from individuals, credit card sponsors, and financial institutions. Because of the diverse customer base, there are no concentrations of credit risk. The Company provides for estimated losses of uncollectible accounts. Accounts charged off as uncollectible were $68,202 and $27,238 for the years ended December 31, 2000 and 1999, respectively.

Inventory
---------

Inventory (consisting of raw materials and work-in-process) is carried at the lower of cost (first-in, first-out) or market.

Property, Plant, and Equipment
------------------------------

Property, plant, and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Maintenance and repair expenditures are expensed when incurred; renewals and betterments are capitalized.

Revenue Recognition
-------------------

Contract revenue is recognized upon completion of each home improvement contract. Cost of goods sold represents the costs of direct materials and labor associated with installations, and manufacturing costs associated with the production of cabinet and countertop products. Shipping and handling costs are expensed as incurred and included in cost of goods sold.

                             US. REMODELERS, INC.

                               December 31, 2000

2.  Summary of Significant Accounting Policies (continued)
---------------------------------------------------------

The Company has an agreement with a financial institution that makes financing available to the Company's customers. The Company receives a commission fee based upon the amount of financing provided to the Company's customers. Commission fee income is recognized as earned and was $265,163, $168,488 and $211,343 for the years ended December 31, 2000, 1999 and 1998, respectively.

Marketing
---------

The Company's marketing consists of a variety of media sources including television, direct mail, marriage mail, magazines, newspaper inserts, and telemarketing. The Company expenses all marketing costs as incurred. Marketing expenses were $6,731,262, $7,594,444 and $6,599,475 for the years ended December 31, 2000, 1999 and 1998, respectively.

Income Taxes
------------

The Company accounts for income taxes under the liability method. Deferred income taxes are provided for temporary differences between the tax bases of assets and liabilities and their bases for financial reporting purposes.

Earnings (Loss) Per Share
-------------------------

Basic earnings (loss) per share are based on the income (loss) available to common stockholders and the weighted average number of shares outstanding during the year. Diluted earnings (loss) per share include the effect of dilutive common stock equivalents except when those equivalents would be anti-dilutive.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments
-----------------------------------

The carrying amounts of the Company's financial instruments, including accounts receivable and accounts payable, approximate fair value due to their short-term nature. Based on prevailing interest rates at December 31, 2000, management believes that the carrying values of long-term debt and capital leases approximate their fair values.

Effects of New Accounting Pronouncements
----------------------------------------

In December 1999, the SEC staff issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101), which provided additional guidance and defined certain basic criteria necessary for proper revenue recognition. SAB 101, as deferred by SAB 101B, is effective for the fourth fiscal quarter of fiscal years beginning after December 15, 1999. Accordingly, the Company adopted SAB 101 effective October 1, 2000. There was no significant effect as a result of the adoption on the Company's financial position or results of operations.

                             US. REMODELERS, INC.

                               December 31, 2000

2.  Summary of Significant Accounting Policies (continued)
----------------------------------------------------------

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and its amendments Statements 137 and 138, in June 1999 and June 2000, respectively (collectively, FAS 133), which is required to be adopted in years beginning after June 15, 2000. The Company will be required to adopt FAS 133 effective January 1, 2001. Because the Company has had no historical use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on the Company's financial position or results of operations.

Reclassifications
-----------------
Certain reclassifications have been made to conform the prior year amounts to the current year presentation.

3.  Inventory
-------------

Inventory consisted of the following:

                                                    December 31
                                             2000                1999
                                       ---------------------------------------

          Raw materials                     $   683,456        $   439,230
          Work-in-progress                      606,029            749,898
                                       ---------------------------------------
                                            $ 1,289,485        $ 1,189,128
                                       =======================================

4.  Property, Plant, and Equipment
----------------------------------

Property, plant, and equipment consisted of the following:

                                                                     December 31                     Depreciable
                                                              2000                 1999                 Lives
                                                       --------------------------------------------------------------
Land                                                       $     50,000         $     50,000              -
Buildings and improvements                                      690,135              690,135          39 years
Machinery and equipment                                       1,565,527            1,557,666          3-7 years
Furniture, fixtures, and computer equipment
                                                                777,693              753,677          3-7 years
Leasehold improvements                                           97,220               83,420           3 years
                                                       -----------------------------------------
                                                              3,180,575            3,134,898
Less accumulated depreciation                                 1,402,665              988,343
                                                       -----------------------------------------
                                                             $1,777,910           $2,146,555
                                                       =========================================

                             US. REMODELERS, INC.

                               December 31, 2000

5.  Long-Term Debt
------------------

Long-term debt consisted of the following:

                                                                                           December 31
                                                                                    2000                 1999
                                                                             ----------------------------------------
Secured term note payable to Frost National Bank in 60 monthly principal payments of $8,611 through April 1, 2005
                                                                                   $ 447,777         $         -

Secured revolving credit facility payable to Finova Capital
  Corporation                                                                              -             314,499


Secured term note payable to Finova Capital Corporation in 23 monthly principal payments of $8,333 through March 1, 2000, and
  a final payment of $516,666 on April 1, 2000                                             -             541,584

Other                                                                                 80,606             135,723
                                                                             ----------------------------------------
                                                                                     528,383             991,806
Less current portion                                                                 164,192             473,541
                                                                             ----------------------------------------
                                                                                   $ 364,191         $   518,265
                                                                             ========================================

In January 1998, the Company received $350,000 in proceeds from the issuance of promissory notes to certain of the Company's stockholders (the Short-Term Notes). In April 1998, the Company received a $700,000 secured term loan (Term
Loan) from Finova Capital Corporation. A portion of the proceeds from the Term Loan was used to retire the Short-Term Notes. In June 1998, the Company entered into a credit agreement with Finova Capital Corporation that incorporated the Term Loan and also provided for a revolving credit facility (Revolving Facility) up to $1.0 million.

In April 2000, the Company entered into an agreement with Frost National Bank (the Frost Loan Agreement) consisting of a $516,666 secured term note (the Frost Term Note) and a revolving credit facility that allows borrowings up to $600,000 (the Frost Revolving Credit Facility). Proceeds from the Frost Term Note were used to retire the term loan from Finova Capital Corporation. Concurrent with this refinancing, the Company utilized internally generated funds to retire the balance of the revolving credit facility with Finova Capital Corporation.

Borrowings and required payments under the Frost Revolving Credit Facility are based upon an asset formula involving accounts receivable and inventory. The Frost Revolving Credit Facility matures July 1, 2001, at which time any outstanding principal and accrued interest is due and payable. Interest on the Frost Term Note and the Frost Revolving Credit Facility, as amended, is payable monthly at the Prime Rate plus 1.50% and the Prime Rate plus 1.00%, respectively, for the period April 1, 2000 through December 19, 2000, and at the Prime Rate for the remainder of the term of the respective obligations. At December 31, 2000, the Company had no outstanding borrowings under the Frost Revolving Credit Facility and, based upon the terms of the agreement, had a borrowing capacity of $600,000. The Frost Loan Agreement is secured by substantially all of the assets of the Company.

                             US. REMODELERS, INC.

                               December 31, 2000

5.  Long-Term Debt (continued)
------------------------------

The Frost Loan Agreement contains non-financial covenants that limit the Company's ability to incur additional indebtedness, or merge or consolidate with any other entity, and financial covenants that require the maintenance of certain financial ratios.

Maturities of long-term debt as of December 31, 2000, are as follows:

                            2001                      $164,192
                            2002                       123,081
                            2003                       103,333
                            2004                       103,333
                            2005                        34,444
                                                  -----------------
                                                      $528,383
                                                  =================

6.  Capital Leases
------------------

Capital lease obligations consisted of the following:

                                               December 31
                                         2000              1999
                                     -----------------------------------

        Land and building              $569,447            $619,416
        Machinery and equipment         105,182             200,287
                                     -----------------------------------
                                       $674,629            $819,703
                                     ===================================

Capital leases mature at various dates between August 2001 and February 2009 and are collateralized by assets under the leases having a gross book value of $1,106,046 in 2000 and 1999 and accumulated amortization of $283,700 and $192,824 at December 31, 2000 and 1999, respectively. Amortization expense on capital leases is included in depreciation expense.

As of December 31, 2000, future minimum payments under capital leases are as follows:

              2001                                             $ 180,109
              2002                                               116,198
              2003                                                91,745
              2004                                                91,745
              2005                                                91,745
              Thereafter                                         290,527
                                                              ------------
              Total minimum lease payments                       862,069
              Interest discount amount                          (187,440)
                                                              ------------
              Total present value of minimum lease payments      674,629
              Less current portion                              (134,974)
                                                              ------------
              Long-term portion                                $ 539,655
                                                              ============

                             US. REMODELERS, INC.

                               December 31, 2000

7.  Notes Payable to Related Parties
------------------------------------

On January 23, 1997, the Company's Board of Directors authorized and approved the issuance of an aggregate of $2,092,500 in convertible promissory notes (the Convertible Notes). The Convertible Notes were to mature on March 31, 2002, and the interest rate on the outstanding principal was 6.1% simple interest. The Convertible Notes provided that the principal could be converted into Common Stock at a conversion price of $0.5880 per share at the election of the Board of Directors or upon the consummation of an underwritten public offering. On March 24, 1997, the Board of Directors authorized and approved a conversion of the Convertible Notes into Common Stock for an aggregate consideration of $1,052,500, and after giving effect to the 10-for-1 stock split, issued 1,789,250 shares of Common Stock. In addition, the Company replaced the remaining Convertible Notes with promissory notes (the Promissory Notes) which are not convertible into shares of Common Stock. The Promissory Notes provide for interest at the rate of 10% per annum and cash payments of interest in equal semiannual payments on each October 1 and April 1 until March 31, 2002, upon which date the principal, together with all accrued but unpaid interest thereon, is due and payable. As of December 31, 1999, the outstanding principal on all of the Promissory Notes was $1,040,000. Additionally, at December 31, 1999, the Company had a separate outstanding indebtedness to an officer of the Company with the same terms as the Promissory Notes in the amount of $50,000. On March 16, 2000, the Company's Board of Directors authorized and approved the retirement of the Promissory Notes on June 30, 2000.

In January 1998, the Company received additional funds of $350,000 pursuant to promissory notes from certain stockholders. A portion of the proceeds from the $700,000 secured Term Loan (see Note 5) was used to retire these promissory notes.

Interest expense on notes payable to related parties was approximately $51,900, $104,000, and $113,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

8.  Commitments and Contingencies
---------------------------------

Operating Leases
----------------

The Company operates principally in leased facilities, and in most cases, management expects that leases currently in effect will be renewed or replaced by other leases of a similar nature and term. Escalation charges imposed by lease agreements are not significant.

Rent expense recognized under non-cancelable operating leases was approximately $840,000, $813,000, and $892,000 for the years ended December 31, 2000, 1999 and
1998, respectively.

Commitments for future minimum rental payments required under non-cancelable operating leases with terms in excess of one year as of December 31, 2000, are as follows:

               2001                             $    639,354
               2002                                  539,082
               2003                                  477,800
               2004                                  398,473
               2005                                  260,695
               Thereafter                            149,042
                                               ---------------
               Total minimum lease payments     $  2,464,446
                                               ===============

                             US. REMODELERS, INC.

8.  Commitments and Contingencies (continued)
---------------------------------------------

Revolving Credit Agreement
--------------------------

The Company has an agreement with a financial institution that makes financing available to the Company's customers. The agreement provides the financial institution with the right of first refusal on all of the Company's customer credit applications. The customer executes a Revolving Credit Agreement with the lender and the lender pays the Company on completion of the installation. The Company's risk under the agreement is limited to its normal representations and warranties regarding material and workmanship.

Purchase Commitment
-------------------

The Company has an agreement with a provider of long distance communication services for 36 months ending October 2002. The agreement provides for certain minimum monthly usage fees of approximately $42,000 whether or not the Company's actual usage exceeds these minimum fees. During the years ended December 31, 2000 and 1999, the Company's actual usage exceeded the minimum fees in all months. Management does not expect that the minimums will exceed the Company's usage during the term of the agreement.

Litigation
----------

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

Employment Agreements
---------------------

The Company has employment agreements with certain of its officers. The agreements are for a one-year period with automatic one-year renewals unless terminated by the officer or the Company. The agreements generally provide for annual salaries and for salary continuation for a specified number of months under certain circumstances, including a change in control of the Company.

9.  Mandatory Redeemable Preferred Stock
----------------------------------------

In connection with the purchase of certain assets in 1997, the Company issued 80,000 shares of Series A Preferred Stock (the Mandatory Redeemable Preferred Stock) with a redemption price of $10 per share. Holders of the Mandatory Redeemable Preferred Stock have no voting rights other than those expressly provided in the Certificate of Incorporation or by applicable law.

The Mandatory Redeemable Preferred Stock was recorded at fair value on the date of issuance. The excess of the liquidation value over the carrying value was accreted by periodic charges to stockholders' equity through June 30, 1999. In preference to shares of Common Stock, dividends on the Mandatory Redeemable Preferred Stock at an annual rate of $1 per share are cumulative from the date of issuance and are payable, when and as declared by the Company's Board of Directors, semiannually each last day of June and December in arrears (the first being due and payable on June 30, 1999). Dividends accrued and unpaid, which are included in other accrued liabilities at December 31, 2000 and 1999, were $129,579 and $150,000, respectively.

                             US. REMODELERS, INC.

9.  Mandatory Redeemable Preferred Stock (continued)
---------------------------------------------------

The Mandatory Redeemable Preferred Stock is redeemable at the option of the Company at any time, in whole or in part. However, the Company must redeem 8,000 shares each June and December commencing June 30, 1999, together with accrued and unpaid dividends. The Company may also convert and exchange all of the Mandatory Redeemable Preferred Stock into a promissory note in the original principal amount of the redemption value of the outstanding shares, plus any accrued but unpaid dividends. The Company must redeem all outstanding shares of the Mandatory Redeemable Preferred Stock pursuant to a public offering of its common stock in which net proceeds equal or exceed $7.5 million.

10. Capitalization
------------------

On October 12, 1999, the Company issued 833,333 shares of Common Stock to certain stockholders for a net consideration of $978,143. On October 18, 1999, the stockholders approved an amendment to the Company's Certificate of Incorporation to authorize 15,000,000 shares of stock, 14,250,000 of which are shares of Common Stock, par value $0.01 (the Common Stock); 100,000 of which are shares of Preferred Stock, par value $0.01 per share (the Preferred Stock); and 650,000 of which are shares of Non-Voting Common Stock, par value $0.01 (the Non-Voting Common Stock). Of the 100,000 shares of Preferred Stock, 80,000 shares have been designated as Series A Preferred Stock (the Mandatory Redeemable Preferred Stock), and are classified as a separate component outside of stockholders' equity on the accompanying balance sheet.

11. Income Taxes
----------------

The significant components of the Company's net deferred tax asset at December 31, 2000 and 1999 are as follows:

                                                       December 31
                                                  2000             1999
                                            -------------------------------

           Net operating loss carryforward    $         -       $   500,933
           Reserve for doubtful accounts           12,913            25,630
           Other                                   65,178            16,825
                                            -------------------------------
                                                   78,091           543,388
           Valuation allowance                          -          (543,388)
                                            --------------------------------
           Net deferred tax asset             $    78,091       $         -
                                            ================================

At December 31, 1999, the Company had a valuation allowance of $543,388 primarily due to uncertainties in realizing its net operating loss carryforward. Management periodically reviews the expected realization of the deferred tax asset and adjusts the valuation allowance when existing conditions change the probability that the ultimate realization of the deferred tax asset is more likely than not. Accordingly, at December 31, 2000, the valuation allowance was reduced by its full amount.

                             US. REMODELERS, INC.

11. Income Taxes (continued)
----------------------------

The provision for income taxes at the Company's effective tax rate differs from the provision for income taxes at the federal statutory tax rate for the following reasons:

                                                                                    December 31
                                                                2000                   1999                   1998
                                                         -----------------------------------------------------------------

                                                            $    858,139             $   99,423           $   (162,819)
State income taxes, net of federal tax benefit                   124,529                 12,314                  3,300
Valuation allowance on deferred tax assets                      (543,388)              (121,986)               157,114
Other                                                                994                 28,907                  7,405
                                                         -----------------------------------------------------------------
                                                            $    440,274             $   18,658           $      5,000
                                                         =================================================================

The provision for income taxes consisted of the following:

                                                                                   December 31
                                                                2000                   1999                   1998
                                                         -----------------------------------------------------------------
Current:
  Federal                                                      $ 324,383          $           -          $           -
  State                                                          193,982                 18,658                  5,000
                                                         -----------------------------------------------------------------
Total current                                                    518,365                 18,658                  5,000

Deferred:
  Federal                                                        469,969                107,592               (153,760)
  State                                                           (4,672)                14,394                 (3,354)
Change in valuation allowance                                   (543,388)              (121,986)               157,114

                                                         -----------------------------------------------------------------
Total deferred                                                   (78,091)                     -                      -
                                                         -----------------------------------------------------------------
                                                               $ 440,274          $      18,658          $       5,000
                                                         =================================================================

12.  License Fees
-----------------

The Company conducts a substantial portion of its direct consumer marketing under the trademarks and service marks "CENTURY 21(TM) Cabinet Refacing" and "CENTURY 21(TM) Home Improvements" under license agreements with TM Acquisition Corp. (TM) and HFS Licensing Inc. (HFS) pursuant to a master license agreement between Century 21 Real Estate Corporation and each of TM and HFS (collectively, Licensor). The Company also conducts its business under the name "Facelifters(TM)."

The license agreement provides for a term of 10 years ending in 2007 and gives the Company the right to market, sell, and install certain products in specific territories under the name "CENTURY 21(TM) Cabinet Refacing." and "CENTURY 21(TM) Home Improvements". The license agreement may be terminated by the Company upon 90 days written notice. The license agreement may be terminated by the Licensor if the Company is negligent in the performance of its services, becomes insolvent or bankrupt, fails to comply with any material provisions of the license agreement, or fails to meet certain minimum revenues. In the event the

                             US. REMODELERS, INC.

12.  License Fees (continued)
-----------------------------
Licensor were to cancel the license agreement, the Company believes that these products could be independently marketed by the Company in these territories; however, the cancellation of the license agreement could have an adverse effect on the business of the Company.

The license agreement, as amended, provides for license fees to HFS equal to 2% of the associated contract revenues through March 31, 1999, 3% of associated contract revenues from April 1, 2000 to December 31, 2000, and 3% to 4.5% over the remainder of the term of the agreement, subject to certain adjustments based upon the Company's pretax income. License fees pursuant to the license agreement were $771,700, $526,940 and $441,430 for the years ended December 31, 2000, 1999 and 1998, respectively.

13.  Other Income (Expense), Net
--------------------------------

Other income (expense), net consisted of the following for the years ended December 31, 2000, 1999 and 1998, respectively:

                                           December 31
                                 2000           1999           1998
                        -------------------------------------------------

Interest expense              $(218,492)     $(342,268)    $(313,276)
Other income                    124,260         52,926        20,515
                        -------------------------------------------------
                              $ (94,232)     $(289,342)    $(292,761)
                        =================================================

Other income consists principally of interest income.

14.  Aborted Stock Offering Costs
---------------------------------

During the fourth quarter of 1998, the Company recorded a $504,000 nonrecurring charge, consisting principally of legal and accounting fees, related to the Company's withdrawal of its initial public offering of common stock.

15.  Employee Savings Plan
--------------------------

The Company maintains an employee savings plan (the Plan) under which qualified participants make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. At the discretion of the Board of Directors, the Company contributes up to a maximum of 6% of base salary. Employee contributions vest immediately, while Company contributions fully vest after five years. The Company made contributions of $31,975 for the year ended December 31, 2000, and no contributions to the Plan in 1999 or 1998.

16.  Stock Options
------------------

In May 1998, the Board of Directors adopted, and the stockholders of the Company approved, the 1998 Stock Option Plan (the Plan). The purpose of the Plan is to provide employees, directors, and advisors with additional incentives by increasing the proprietary interest in the Company. The aggregate number of shares of Non-Voting Common Stock with respect to which options may be granted is 333,333, which amount may be increased at the discretion of the Board of Directors to an amount not to exceed 10% of the total outstanding shares of Common Stock of the Company, from time to time, provided, however, the aggregate number of

                             US. REMODELERS, INC.

16.  Stock Options (continued)
------------------------------

shares of Non-Voting Common Stock with respect to which options may be granted may in no event exceed 650,000 shares. At December 31, 2000, options to purchase 252,508 shares of Non-Voting Common Stock were available for grant under the Plan.

The Plan provides for the grant of incentive stock options (ISOs) as defined in
Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options (NSOs) (collectively ISOs and NSOs are referred to as Awards). The Plan will be administered by the Company's full Board of Directors, although the Plan may be administered by a committee of not less than two members of the Board of Directors (the Committee). All of the Company's full-time, salaried employees, members of the Board of Directors and certain advisors are eligible to receive Awards under the Plan. Options will be exercisable during the period specified in each Option Agreement and will generally be exercisable in installments pursuant to a vesting schedule to be designed by the Board of Directors or the Committee. The provisions of Option Agreements may provide for acceleration of exercisability in the event of a change in control of the Company. No option will remain exercisable later than 10 years after the date of grant. The exercise prices for ISOs granted under the Plan may be no less than the fair market value of the Common Stock on the date of grant. The Board of Directors or the Committee sets the exercise prices of NSOs.

A summary of the Company's stock option activity and related information for the years ended December 31, 2000 and 1999, are as follows:

                                                       Weighted Average
                                           Options      Exercise Price
                                          -----------------------------

     Outstanding - December 31, 1998              -             -
     Granted                                 64,800         $2.50
     Exercised                                    -             -
     Forfeited                                    -             -
                                          -----------------------------
     Outstanding - December 31, 1999         64,800         $2.50
     Granted                                 29,100         $2.50
     Exercised                                    -             -
     Forfeited                              (13,075)         2.50
                                          -----------------------------
     Outstanding - December 31, 2000         80,825         $2.50
                                          =============================

     Exercisable at December 31, 1999         8,034         $2.50
                                          =============================
     Exercisable at December 31, 2000        20,498         $2.50
                                          =============================

In accordance with the terms of Accounting Principles Board No. 25, Accounting for Stock Issued to Employees, (APB No. 25), the Company records no compensation expense for its stock option awards. Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation, SFAS No. 123 and has been determined as if the Company had accounted for its stock options under the fair value method of that statement.

                             US. REMODELERS, INC.

16.  Stock Options (continued)
------------------------------

The fair value for these options was estimated at the date of grant using a minimum value option pricing model with the following weighted average assumptions: risk-free interest rate of 5.0%; dividend yield of 0%; and a weighted average expected life of the options of three to four years. The weighted average fair value of the stock options granted during 2000 and 1999 was $0.40 and $0.35, respectively. The weighted average contractual life remaining is 8.2 years at December 31, 2000.

For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. Pro forma net income and earnings per share for the years ended December 31, 2000 and 1999, would be $2,074,267 and $0.60, and $291,166 and $0.07, respectively, if the Company had accounted for its stock options under the fair value method set forth in SFAS No. 123.

17.  Earnings (Loss) Per Share
------------------------------

The following table sets forth the computation of earnings (loss) per share:

                                                                               Year ended December 31
                                                                        2000              1999              1998
                                                                  --------------------------------------------------
Income (loss) applicable to common stockholders:
  Net income (loss)                                                  $2,083,663       $  292,421       $ (478,879)

  Accretion on mandatory redeemable preferred stock                           -          (38,862)         (71,173)
  Accrued dividends-mandatory redeemable preferred stock                (66,667)         (76,000)         (80,004)
                                                                  --------------------------------------------------
Income (loss) applicable to common stockholders                      $2,016,996       $  177,559       $ (630,056)
                                                                  ==================================================

Weighted average shares outstanding                                   3,333,333        2,682,648        2,488,588
                                                                  ==================================================

Earnings (loss) per common share - basic and diluted                 $     0.61       $     0.07       $    (0.25)
                                                                  ==================================================

The Company has no dilutive common stock equivalents.

18.  Subsequent Events
----------------------

On February 13, 2001, the Company consummated a merger (the Merger) whereby the Company was merged into a wholly owned subsidiary of U.S. Home Systems, Inc.
(USHS), formerly known as U.S. Pawn, Inc., whose shares are publicly traded on the Nasdaq Small Cap Market. Immediately prior to the Merger, USHS had sold substantially all of its assets to a third party. Upon consummation of the Merger, the officers and directors of the Company replaced the officers and directors of USHS.

                             US. REMODELERS, INC.

18.  Subsequent Events (continued)
----------------------------------

Pursuant to the terms of the Merger agreement, 16,182,528 (pre-split) shares of USHS common stock were issued in exchange for all the shares of Common Stock of the Company, representing approximately 83% of the outstanding shares of USHS following the merger. Upon consummation of the Merger and pursuant to the terms of the Merger agreement, USHS completed a one share-for-four shares reverse stock split. In addition, in accordance with the terms of the Company's 1998 Stock Option Plan, and as a result of the Merger, all outstanding options to purchase shares of common stock of the Company will be exchanged for options to purchase shares of common stock of USHS, and are fully vested.

The Merger will be accounted for at historical cost through a reverse acquisition by USHS, which is similar to a recapitalization.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on April 6, 2001 on its behalf by the undersigned, thereto duly authorized.

                                 U.S. HOME SYSTEMS, INC.




                                 By:  /s/ Murray H. Gross
                                     ---------------------------------
                                      Murray H. Gross
                                      President and Chief Executive Officer